Exhibit 4.12
Execution Version
Confidential

Dated

20 March

2023

NAVIGATOR GAS L.L.C.
as Borrower
ABN AMRO BANK N.V. AND NORDEA BANK ABP, FILIAL I NORGE
as Mandated Lead Arrangers with
ABN AMRO BANK N.V. and NORDEA BANK ABP, FILIAL I NORGE
as Bookrunners
NORDEA BANK ABP, FILIAL I NORGE
as Agent

NORDEA BANK ABP, FILIAL I NORGE
as Security Agent
ABN AMRO BANK N.V.
as Documentation Agent
ABN AMRO BANK N.V.
as Sustainability Coordinator
The banks and financial institutions named herein as Original Lenders
and
The banks and financial institutions named herein as Original Hedging Providers guaranteed by NAVIGATOR HOLDINGS LTD.

FACILITY AGREEMENT
for a senior secured term loan of up to $200,000,000

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Contents
Clause    Page

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THIS AGREEMENT is dated     2_0 Ma_rc_h     2023 and made between:

(1)NAVIGATOR GAS L.L.C. as borrower (the Borrower);

(2)NAVIGATOR HOLDINGS LTD. (the Parent);

(3)ABN AMRO BANK N.V. and NORDEA BANK ABP, FILIAL I NORGE as mandated lead arrangers (whether acting individually or together, the Arrangers);

(4)ABN AMRO BANK N.V. and NORDEA BANK ABP, FILIAL I NORGE as bookrunners (whether acting individually or together, the Bookrunners);

(5)THE FINANCIAL INSTITUTIONS listed in Part 1 of Schedule 1 as lenders (the Original Lenders);

(6)THE FINANCIAL INSTITUTIONS listed in Part 1 of Schedule 1 as original hedging providers (the
Original Hedging Providers);

(7)NORDEA BANK ABP, FILIAL I NORGE as facility agent for the other Finance Parties (the
Agent);

(8)NORDEA BANK ABP, FILIAL I NORGE as security agent for the other Finance Parties (the
Security Agent);

(9)ABN AMRO BANK N.V., as documentation agent for the other Finance Parties (the
Documentation Agent); and

(10)ABN AMRO BANK N.V., as sustainability coordinator for the other Finance Parties (the
Sustainability Coordinator).

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IT IS AGREED as follows:

SECTION 1 - INTERPRETATION
1Definitions and interpretation
1.1Definitions

In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

Account Bank means, in relation to the Earnings Account:

(a)Nordea Bank Abp, filial i Norge; or

(b)another bank or financial institution approved by all the Lenders at the request of the Borrower.

Account Security means the deed, pledge or other instrument executed by the Borrower in favour of the Security Agent in the agreed form conferring a Security Interest over the Earnings Account.

Accounting Reference Date means 31 December or such other date as may be approved by the Lenders.

Additional Business Day means any day specified as such in the Compounded Rate Terms.

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Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent means Nordea Bank Abp, filial i Norge or any person who may be appointed as such under clause 34.1 (Appointment of the Agent).

Applicable Fraction has the meaning given to it in clause 7.6(c).

Approved Valuer means any of Fearnleys, Braemar ACM, Poten & Partners, Grieg Shipbrokers, Clarksons, STEEM 1960 and E.A. Gibson Shipbrokers Ltd. or such other independent reputable ship broker nominated by the Borrower and approved by the Agent (acting on the instructions of the Majority Lenders) from time to time.

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG, Deloitte Touche Tohmatsu, BDO and Advisors or another firm approved by the Agent (acting on the instructions of the Majority Lenders) from time to time.

Availability Period means the period starting on the date of this Agreement to and including 15 May 2023.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)in relation to the United Kingdom, the UK Bail-In Legislation.

Basel II Accord means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord.

Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Regulations applicable to such Finance Party) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.

Basel II Regulation means:

(a)any law or regulation in force as at the date hereof implementing the Basel II Accord, (including the relevant provisions of CRD IV and CRR) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and

(b)any Basel II Approach adopted by a Finance Party or any of its Affiliates.

Basel III Accord means, together:

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(a)the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

Basel III Regulation means any law or regulation implementing the Basel III Accord (including the relevant provisions of CRD IV and CRR) save to the extent that such law or regulations re- enacts a Basel II Regulation.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Amsterdam, New York, Oslo, Paris and Stockholm and, in relation to:

(a)any date for repayment of, or payment or purchase of an amount relating to, the Loan or Unpaid Sum; or

(b)the determination of the first day or the last day of the Interest Period for the Loan or Unpaid Sum, or otherwise in relation to the determination of the length of the Interest Period; or

(c)the determination of the Utilisation Date the Loan,

which is also an Additional Business Day relating to the Loan or Unpaid Sum.

Central Bank Rate has the meaning given to that term in the Compounded Rate Terms.

Central Bank Rate Adjustment has the meaning given to that term in the Compounded Rate Terms.

Change of Control occurs when:

(a)the Borrower ceases to own 100% of the membership interests of each Owner;

(b)the Parent ceases to own, either directly or indirectly, 100% of the membership interests of the Borrower and each Owner;

(c)without the prior approval of the Majority Lenders, two or more persons acting in concert or any individual person (other than any of the Permitted Holders acting in its own capacity policies) acquires legally and/or beneficially, and either directly or indirectly, in excess of 50% of the issued share capital or membership interests of the Parent; or

(d)without the prior approval of the Majority Lenders, two or more persons acting in concert or any individual person (other than any of the Permitted Holders acting in its own capacity

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policies) has the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board or directors (or equivalent) of the Parent.

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Security Documents.

Charter means, in relation to a Ship, any time charter with a charter term (excluding any options to extend) exceeding 36 calendar months in respect of that Ship entered into between the relevant Owner and the relevant Charterer.

Charter Assignment means, in relation to a Ship and its Charter Documents, any assignment by the relevant Owner of its interest in such Charter Documents in favour of the Security Agent in the agreed form pursuant to clause 22.8 (Chartering).

Charter Documents means, in relation to a Ship, any Charter of that Ship, any documents supplementing it and any guarantee or security given by any person for the relevant Charterer's obligations under it.

Charterer means, in relation to a Ship, a charterer of that Ship pursuant to a Charter.

Classification means, in relation to a Ship, the classification specified in respect of such Ship in Schedule 2 (Ship information) with the relevant Classification Society or another classification approved by the Majority Lenders as its classification, at the request of the relevant Owner.

Classification Society means, in relation to a Ship, the classification society specified in respect of such Ship in Schedule 2 (Ship information) or another classification society (being either ABS, DNV, BV, Lloyds or NK) or, if such association no longer exists, any similar association nominated by the Agent) approved by the Majority Lenders as its Classification Society, at the request of the relevant Owner.

Code means the US Internal Revenue Code of 1986.

Commitments means:

(a)in relation to an Original Lender, the amount set in a column adjacent to its name under
Schedule 1 (The original parties) and the amount of any other Commitment assigned to it under this Agreement; and

(b)in relation to any other Lender, the amount of any Commitment assigned to it under this Agreement,

to the extent not cancelled, reduced or assigned by it under clause 7.8 (Automatic cancellation) or any other provision of this Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate) or otherwise approved.

Compounded Rate Supplement means a document which:

(a)is agreed in writing by the Borrower and the Agent (acting on the instructions of the Majority Lenders);

(b)specifies the relevant terms which are expressed in this Agreement to be determined by reference to Compounded Rate Terms; and

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(c)has been made available to the Borrower and each Finance Party.

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Compounded Rate Terms means the terms set out in Schedule 8 (Compounded Rate Terms) or in any Compounded Rate Supplement.

Compounded Reference Rate means, in relation to any RFR Banking Day during the Interest Period of the Loan, the percentage rate per annum which is the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day.

Compounding Methodology Supplement means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a)is agreed in writing by the Borrower, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)specifies a calculation methodology for that rate; and

(c)has been made available to Borrower and each Finance Party.

Confirmation shall have, in relation to any Hedging Transaction, the meaning given to it in the relevant Hedging Master Agreement.

Confidential Information means all information relating to an Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)any member of the Group or any of its advisers; or

(b)another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 45 (Confidentiality); or

(ii)is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (i) or (ii) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Constitutional Documents means, in respect of an Obligor, such Obligor's articles of incorporation, certificate of formation, bylaws, limited liability company agreement or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).

CRD IV means the directive 2013/36/EU of the European Union on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

Credit Adjustment Spread means any rate which is either:

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(a)specified as such in the Compounded Rate Terms; or

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(b)determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology specified in the Compounded Rate Terms.

CRR means regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms.

Cumulative Compounded RFR Rate means, in relation to an Interest Period for the Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 10 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

Daily Non-Cumulative Compounded RFR Rate means, in relation to any RFR Banking Day during an Interest Period for the Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 9 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

Daily Rate means the rate specified as such in the Compounded Rate Terms.

Default means an Event of Default or any event or circumstance specified in clause 30 (Events of Default) which would, with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of the foregoing, be an Event of Default.

Defaulting Lender means any Lender:

(a)which has failed to make its participation in the Loan available or has notified the Agent that it will not make its participation in the Loan available by the Utilisation Date in accordance with clause 5.4 (Lenders' participation);

(b)which has otherwise rescinded or repudiated a Finance Document; or

(c)    with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)its failure to pay is caused by:

(A)administrative or technical error; or

(B)a Payment Disruption Event; and,

payment is made within five Business Days of its due date; or

(d)the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Disposal Repayment Date means in relation to:

(a)a Total Loss of a Mortgaged Ship, the applicable Total Loss Repayment Date; or

(b)a sale of a Mortgaged Ship by the relevant Owner, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price.

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Earnings means, in relation to a Ship and a person, all money at any time payable to that person for or in relation to the use or operation of such Ship including freight, hire and passage moneys,

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money payable to that person for the provision of services by or from such Ship or under any charter or pool commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment.

Earnings Account means the bank account of the Borrower held with the Account Bank with account number 6224.04.41085 and any bank account, deposit or certificate of deposit opened, made or established in accordance with, and designated as an Earnings Account, under clause 27 (Bank accounts).

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

Enforcement Costs means any costs, expenses, liabilities or other amounts in respect of which any amount is payable under clauses 14.4 (Indemnity concerning security) or 16.3 (Enforcement and preservation costs) or under any other Finance Document to which those provisions apply and any remuneration payable to a Receiver in connection with any Security Documents.

Environmental Claims means:

(a)enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or

(b)any claim made by any other person relating to a Spill.

Environmental Incident means any Spill from any vessel in circumstances where:

(a)any Ship or its Owner may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)any Ship may be arrested or attached in connection with any such Environmental Claim.

Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Event of Default means any event or circumstance specified as such in clause 30 (Events of Default).

Existing Credit Facilities means the existing $160.8 million credit facility dated 30 June 2017 and the existing $220 million credit facility dated 28 October 2016 (each as supplemented, amended and restated from time to time) made available to the Borrower in respect of the Ships.

Facility means the senior secured term loan made available under this Agreement as described in Clause 2 (the Facility).

Facility Office means the office or offices notified by a Lender or any other Finance Party to the Agent in writing on or before the date it becomes a Lender or, as the case may be, Finance Party (or, following that date, by not less than five Business Days' written notice) as the office through which it will perform its obligations under this Agreement.

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Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been fully paid and discharged.

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Fair Market Value means, as at any relevant date, the value of each Mortgaged Ship which has not become a Total Loss as at such date as most recently determined in accordance with clause 25 (Minimum Security Value).

FATCA means:

(a)sections 1471 to 1474 of the Code or any associated regulations;

(b)any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FACTA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a party to a Finance Document that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means any letter dated on or about the date of this Agreement between any Finance Party and the Borrower setting out certain fees payable by the Borrower in respect of the Facility.

Final Repayment Date means, subject to clause 37.7 (Business Days), the date which falls six
(6) years after the Utilisation Date and in any case no later than 30 April 2029.

Finance Documents means this Agreement, any Fee Letter, the Security Documents, any Hedging Contract, any Hedging Master Agreement, any Transfer Certificate, any Compounded Rate Supplement, any Compounding Methodology Supplement and any other document designated as such by the Agent and the Borrower.

Finance Party means the Agent, the Security Agent, the Bookrunners, the Sustainability Coordinator, the Documentation Agent, any Arranger, the Account Bank, any Hedging Provider or a Lender.

Financial Indebtedness means any indebtedness for or in respect of:

(a)moneys borrowed and debit balances at banks or other financial institutions;

(b)any amount raised by acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

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(c)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with GAAP be treated as a balance sheet liability (other than any liability in

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respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease);

(e)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Final Repayment Date or are otherwise classified as borrowings under GAAP or, as the case may be, IFRS;

(i)any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)any amount raised under any other transaction (including any forward sale or purchase, sale and sale back, sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP or, as the case may be, IFRS; and

(k)the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (i) above, without double counting.

Flag State means Liberia, the Republic of the Marshall Islands, Bahamas, Bermuda, Denmark or the United Kingdom, or such other state or territory as may be approved by the Lenders, at the request of the relevant Owner, as being the Flag State of a Ship for the purposes of the Finance Documents.

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to clause
10.2 (Market disruption).

GAAP means generally accepted accounting principles in the United States.

General Assignment means, in relation to a Ship, a first assignment of its interest in the Ship's Insurances and Earnings and Requisition Compensation by the relevant Owner in favour of the Security Agent in the agreed form.

Group means the Parent and its Subsidiaries for the time being and, for the purposes of clause
19.1 (Financial statements) and clause 20 (Financial covenants), any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with GAAP or, as the case may be, IFRS, and/or any applicable law.

Group Member means any Obligor and any other entity which is part of the Group.

Guarantors means the Parent and the companies described as such in Part 2 of Schedule 1 (Original Parties) and Guarantor means any one of them.

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Hedging Contract means any Hedging Transaction between the Borrower and any Hedging Provider pursuant to any Hedging Master Agreement and includes any Hedging Master Agreement and any Confirmations from time to time exchanged under it and governed by its terms

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relating to that Hedging Transaction and any contract in relation to such a Hedging Transaction constituted and/or evidenced by them and Hedging Contracts means all of them.

Hedging Contract Security means a deed or other instrument by the Borrower in favour of the Security Agent in the agreed form conferring a Security Interest over any Hedging Contracts.

Hedging Exposure means, as at any relevant date, the aggregate of the amount certified by each of the Hedging Providers to the Agent to be the net amount in dollars (a) in relation to all Hedging Contracts that have been closed out on or prior to the relevant date, that is due and owing by the Borrower to the Hedging Providers in respect of such Hedging Contracts on the relevant date and (b) in relation to all Hedging Contracts that are continuing on the relevant date, that would be payable by the Borrower to the Hedging Providers under (and calculated in accordance with) the early termination provisions of the Hedging Contracts as if an Early Termination Date (as defined in the relevant Hedging Master Agreement) had occurred on the relevant date in relation to all such continuing Hedging Contracts.

Hedging Master Agreements means the agreements made or (as the context may require) to be made between the Borrower and the Hedging Providers in relation to the purposes set out in clause 29.1, each comprising an ISDA 2002 Master Agreement and Schedule thereto in the agreed form and Hedging Master Agreement means any of them.

Hedging Providers means any Original Hedging Provider.

Hedging Transaction has, in relation to any Hedging Master Agreement, the meaning given to the term "Transaction" in that Hedging Master Agreement.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

IFRS means international accounting standards within the meaning of IAS Regulation 1606/2002.

Increased Costs has the meaning given to it in clause 13.1(b) (Increase Costs).

Indemnified Person means:

(a)each Finance Party and each Receiver and any attorney, agent or other person appointed by them under the Finance Documents;

(b)each Affiliate of each Finance Party and each Receiver; and

(c)any officers, employees or agents of each Finance Party, each Receiver and any of the Affiliates of each Finance Party and each Receiver.

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding

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seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented

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for its winding up or liquidation by it or such regulator, supervisor or similar official, other than, in each case, any Undisclosed Administration;

(e)has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or

(ii)is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)has a resolution passed for its winding up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, other than, in each case, any Undisclosed Administration;

(h)has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(j)takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insurance Notice means, in relation to a Ship, a notice of assignment in the form scheduled to the General Assignment for that Ship or in another approved form.

Insurances means, in relation to a Ship:

(a)all policies and contracts of insurance; and

(b)all entries in a protection and indemnity or war risks or other mutual insurance association in the name of such Ship's owner or the joint names of its owner and any other person in respect of or in connection with such Ship and includes all benefits thereof (including the right to receive claims and to return of premiums).

Interbank Market means the London interbank market

Interest Payment means, in relation to the Loan, the aggregate amount of interest that is, or is scheduled to become, payable under any Finance Document.

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Interest Period means, in relation to the Loan, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.4 (Default interest).

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Legal Reservations means:

(a)the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)similar principles, rights and defences under the laws of any Relevant Jurisdiction.

Lender means:

(a)any Original Lender; and

(b)any bank or financial institution which has become a Party in accordance with clause 32 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

LLC Interests Security means the document constituting a first Security Interest by the Borrower in favour of the Security Agent in the agreed form in respect of all of the limited liability company interests in the Owners.

Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of the loan.

Lookback Period means the number of days specified as such in the Compounded Rate Terms.

Losses means any costs, expenses, payments, charges, losses, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.

Loss Payable Clauses means, in relation to a Ship, the provisions concerning payment of claims under the Ship's Insurances in the form scheduled to the General Assignment in respect of that Ship or in another approved form.

Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.

Major Casualty Amount means, in relation to a Ship, the amount specified as such against the name of that Ship in Schedule 2 (Ship information) or the equivalent in any other currency.

Majority Lenders means (if no part of the Loan is then outstanding), a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction) or (at any other time), a Lender or Lenders whose participations in the Loan aggregate more than 66 2/3% of the Loan.

Manager means, in relation to a Ship, a technical or commercial or crewing manager of that Ship acceptable to the Agent (acting on the instructions of the Majority Lenders) pursuant to the provisions of clause 22.4 (Manager) and/or clause 26.8 (Charterer's manager).

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means, in relation to a Ship, an undertaking by any manager of the Ship to the Security Agent in the agreed form.

Margin means two point one per cent (2.10%) per annum, as the same may be adjusted from time to time pursuant to the Sustainability Margin Adjustment.

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Market Disruption Rate means the rate (if any) specified as such in the Compounded Rate Terms.

Material Adverse Effect means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:

(a)the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; or

(b)the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Minimum Value means, at any time, the amount in dollars which is at that time 125% of the Total Commitments at such time but, where any Mortgaged Ship has become a Total Loss but the Disposal Repayment Date for that Mortgaged Ship has not then occurred, minus such proportion of the Loan for the Mortgaged Ships as the Fair Market Value of such Mortgaged Ship bore to the aggregate Fair Market Value of all the Mortgaged Ships (including the relevant Mortgaged Ship) immediately before its Total Loss.

Mortgage means, in relation to a Ship, a first mortgage of that Ship in the agreed form by the relevant Owner in favour of the Security Agent.

Mortgage Period means, in relation to a Mortgaged Ship, the period from the date the Mortgage over that Ship is executed and registered until the date such Mortgage is released and discharged or, if earlier, its Total Loss Date.

Mortgaged Ship means, at any relevant time, any Ship which is subject to a Mortgage and/or whose Earnings, Insurances and Requisition Compensation are subject to a Security Interest under the Finance Documents.

Obligors means the parties to the Finance Documents (other than Finance Parties and a Manager that is not a member of the Group) and Obligor means any one of them.

Original Financial Statements means the audited consolidated financial statements of the Group for its financial year ended 31 December 2021.

Original Jurisdiction means, in relation to an original Obligor, the jurisdiction under whose laws that Obligor is incorporated or formed as at the date of this Agreement or, in the case of any other Obligor, as at the date on which that Obligor becomes an Obligor.

Owner means, in relation to a Ship, the person specified against the name of that Ship in Schedule 2 (Ship information) and Owners means all of them.

Parent means the company described as such in Part 1 of Schedule 1 (The original parties).

Party means a party to this Agreement.

Payment Disruption Event means either or both of:

(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the

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Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

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(b)the occurrence of any other event which results in a disruption (of a technical or systems- related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)from performing its payment obligations under the Finance Documents; or

(ii)from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Permitted Holder means each of the BW Group Limited (Company number 39869, with its registered office at Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda) and Naviera Ultranav Dos Limitada (with its registered office at Av. El Bosque Norte 500 P. 20 7550092, Las Condes, Santiago, Chile, 7550092) or other entities wholly owned and/or operated by them and their respective Affiliates (provided that such Affiliate is beneficially owned or controlled by the Sohmen Family and/or the von Appen Family).

Permitted Liens means, in relation to a Ship:

(a)unless a Default is continuing, any ship repairer's or outfitter's possessory lien in respect of such Ship for an amount not exceeding $2,000,000 (or its equivalent in any other currency or currencies);

(b)any lien on such Ship for master's, officer's or crew's wages outstanding in the ordinary course of its trading;

(c)any lien on such Ship for salvage;

(d)any lien arising by operation of law for not more than two months' prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Owners in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to clause
23.15 (Repairer's liens);

(f)any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while the Owners are actively prosecuting or defending such proceedings or arbitration in good faith so long as any such proceedings or the continued existence of such Security Interest shall not and may reasonably be considered unlikely to lead to the arrest, sale, forfeiture or loss of, the Ship or any interest in the Ship; and

(g)any Security Interest arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made so long as any such proceedings or the continued existence of such Security Interest shall not and may reasonably be considered unlikely to lead to the arrest, sale, forfeiture or loss of, the Ship or any interest in the Ship.

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Permitted Security Interests means, in relation to any Mortgaged Ship, any Security Interest over it which is:

(a)granted by the Finance Documents; or

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Exhibit 4.12

(b)a Permitted Lien; or

(c)is approved by the Majority Lenders.

Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

Prepayment Fee has the meaning given to it in clause 11.3 (Prepayment Fee).

Quarter Date means 31 March, 30 June, 30 September and 31 December.

Receiver means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document.

Registry means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the relevant Owner's title to such Ship and the relevant Mortgage under the laws of its Flag State.

Relevant Jurisdiction means, in relation to an Obligor:

(a)its Original Jurisdiction;

(b)any jurisdiction where any Charged Property owned by it is situated;

(c)any jurisdiction where it conducts its business; and

(d)any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Repeating Representations means each of the representations and warranties set out in clauses 18.1 (Status) to 18.10 (Ranking and effectiveness of security) (except for clauses 18.7 (Information) and 18.8 (Original Financial Statements)) and paragraph (b)(i) of clause 18.34 (Sanctions).

Reporting Day means the day (if any) specified as such in the Compounded Rate Terms.

Reporting Time means the relevant time (if any) specified as such in the Compounded Rate Terms.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Requisition Compensation means, in relation to a Ship, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of such Ship.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

Restricted Party means a person:

(a)that is listed on or owned or controlled by a person listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);

(b)located in, organised under the laws of or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory which is a subject of country-wide or territory-wide Sanctions (including, without limitation, at the date of this

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Agreement, Belarus, the Donetsk, Luhansk, Zaporizhzhia and Kherson regions of Ukraine,
Cuba, Iran, North Korea, Syria and Sudan); or

(c)that is otherwise a subject of Sanctions Laws.

RFR has the meaning given to it in the Compounded Rate Terms.

RFR Banking Day has the meaning given to it in the Compounded Rate Terms.

Sanctions Authority means:

(a)the Norwegian State;

(b)the United Kingdom;

(c)the Security Council of the United Nations;

(d)the European Union;

(e)Sweden;

(f)where the Facility Office of any Lender is in the European Union, each member state of the European Union where each such Facility Office is located;

(g)the relevant authority in any country where an Obligor is incorporated or has its principal place of business; and

(h)the United States of America,

and any governmental institutions, agencies or other authority acting on behalf of any of the foregoing in connection with Sanctions Laws (including but not limited to the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, and His ry (HMT)).

Sanctions Laws means any trade, economic or financial sanctions laws and/or regulations, embargoes or other restrictive measures imposed, administered, enacted and/or enforced by any Sanctions Authority.

Sanctions List means any list of persons or entities issued or maintained or published in connection with Sanctions Laws by or on behalf of any Sanctions Authority (including but not limited to the "Specially Designated Nationals and Blocked Persons" list issued by OFAC and the "Consolidated List of Financial Sanctions Targets and Investment Ban List" issued by HMT) other .

Security Agent means Nordea Bank Abp, filial i Norge or any person who may be appointed as such under clause 34.11 (Resignation of the Agent), having regard to clause 34.19 (Application of certain clauses to Security Agent).

Security Documents means:

(a)the Mortgages over the Ships;

(b)the General Assignments in relation to the Ships;

(c)the Shipowner Guarantees from each of the Owners;

(d)the LLC Interests Security;

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Exhibit 4.12

(e)any Charter Assignment;

(f)the Account Security;

(g)any Subordination Agreement;

(h)any Hedging Contract Security; (i)
(j)    any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect

Security Value means, at any time, the amount in dollars which, at that time, is the aggregate of
(a) the aggregate Fair Market Value of all of the Mortgaged Ships which have not then become a Total Loss and (b) the value of any additional security then held by the Security Agent provided under clause 25 (Minimum security value), in each case as most recently determined in accordance with this Agreement.

Ships means each of the ships as described in Schedule 2 (Ship information) and Ship means any of them.

Ship Representations means each of the representations and warranties set out in clauses
18.17 (Environmental matters), 18.28 (Ship status) and 18.29 (Ship's employment).

Shipowner Guarantee means, in relation to an Owner, a guarantee by that Owner in favour of the Security Agent in the agreed form.

Sohmen Family means Dr. Helmut Sohmen and his direct descendants (including under trusts or similar arrangements of which they are individual or collective beneficiaries).

Spill means any actual or threatened spill, release or discharge of a Pollutant into the environment.

Subordination Agreement means an agreement in the agreed form fully subordinating and assigning each rights and interest in and to all Financial Indebtedness incurred by it to the Borrower or any other Obligor (except for the Parent) to the Fi under the Finance Documents.

Subsidiary of a person means any other person:

(a)directly or indirectly controlled by such person; or

(b)of whose dividends or distributions on ordinary voting share capital or membership interests such person is entitled to receive more than 50 per cent.

Sustainability Effective Date has the meaning given to that term in clause 8.2 (Sustainability Margin Adjustment).

Sustainability Margin Adjustment has the meaning given to that term in clause 8.2 (Sustainability Margin Adjustment).

Sustainability Performance Certificate means in respect of the relevant Sustainability Effective Date a certificate substantially in the form set out in Schedule 7 (Form of Sustainability Performance Certificate).

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Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Total Commitments means the lower of the aggregate of the Commitments (being $200,000,000 at the date of this Agreement) and 60% of the fair market value of the Ships as determined on or around (but before) the date of this Agreement by reference to the market valuations of the Ships obtained in accordance with clause 25 (Minimum Security Value) and which are dated not more than 30 days prior to the date of this Agreement (or such earlier date approved by the Agent).

Total Loss means, in relation to a Ship, its:

(a)actual, constructive, compromised or arranged total loss; or

(b)requisition for title, confiscation or other compulsory acquisition by a government entity; or

(c)hijacking, theft, condemnation, capture, seizure, arrest or detention for more than 60 days or, where there has been a hijacking, theft, capture, seizure or detention of the Ship as a result of an act of piracy, 365 days or, if earlier, the date on which the insurance proceeds are paid by the insurers in respect of such hijack, theft, capture, seizure or detention as a result of privacy.

Total Loss Date means, in relation to the Total Loss of a Ship:

(a)in the case of an actual total loss, the date it happened or, if such date is not known, the date on which that Ship was last reported;

(b)in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:

(i)the date notice of abandonment of that Ship is given to its insurers; or

(ii)if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or

(iii)the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the vessel's insurers;

(c)in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and

(d)in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date 60 days or, in respect of any hijacking, theft, capture, seizure or detention of the Ship as a result of an act of piracy, 365 days after the date upon which it happened or, if earlier, the date on which the insurance proceeds are paid by the insurers in respect of such hijack, theft, capture, seizure or detention as a result of privacy.

Total Loss Repayment Date means where a Mortgaged Ship has become a Total Loss the earlier of:

(a)the date 120 days after its Total Loss Date; and

(b)the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.

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Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

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Transfer Date means, in relation to a transfer, the later of:

(a)the proposed Transfer Date specified in the Transfer Certificate; and

(b)the date on which the Agent executes the Transfer Certificate.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Trust Property means, collectively:

(a)all moneys duly received by the Security Agent under or in respect of the Finance Documents;

(b)any portion of the balance on the Earnings Account held by or charged to the Security Agent at any time;

(c)the Security Interests, guarantees, security, powers and rights given to the Security Agent under and pursuant to the Finance Documents including, without limitation, the covenants given to the Security Agent in respect of all obligations of any Obligor;

(d)all assets paid or transferred to or vested in the Security Agent or its agent or received or recovered by the Security Agent or its agent in connection with any of the Finance Documents whether from any Obligor or any other person; and

(e)all or any part of any rights, benefits, interests and other assets at any time representing or deriving from any of the above, including all income and other sums at any time received or receivable by the Security Agent or its agent in respect of the same (or any part thereof).

Undisclosed Administration means, in relation to a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the laws of the country where that Lender is subject to home jurisdiction supervision and/or regulation, if applicable law requires that such appointment is not to be publicly disclosed.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

Utilisation means the utilisation of the Facility by the borrowing of the Loan.

Utilisation Date means the date on which the Utilisation is made.

Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

VAT means:

(a)any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

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(b)any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

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von Appen Family means Dag von Appen Burose, Sylvia von Appen Burose, Birgit von Appen Burose, Per von Appen Burose, Wolf von Appen Behrmann, Richard von Appen Lahres, Beatriz von Appen Lahres and Marion von Appen Lahres and their respective direct descendants.

Write-down and Conversion Powers means:

(a)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)in relation to any UK Bail-In Legislation:

(i)any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(i)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)any similar or analogous powers under that Bail-In Legislation.

1.1Construction

(a)Unless a contrary indication appears, any reference in any of the Finance Documents to:

(i)Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(ii)a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(iii)words importing the plural shall include the singular and vice versa;

(iv)a time of day are to London time;

(v)any person includes its successors in title, permitted assignees or transferees;

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(vi)the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;

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(vii)agreed form means:

(A)where a Finance Document has already been executed by all of the relevant parties, such Finance Document in its executed form;

(B)prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent and the Borrower as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower or, if not so agreed or approved, is in the form specified by the Agent;

(viii)approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Agent (on such conditions as the Agent may impose) and approval and approve shall be construed accordingly;

(ix)assets includes present and future properties, revenues and rights of every description;

(x)an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;

(xi)charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(xii)control of an entity means:

(A)the power (whether by way of ownership of shares, membership interests, proxy, contract, agency or otherwise) to:

(1)cast, or control the casting of, more than 30% of the maximum number of votes that might be cast at a general meeting of that entity; or

(2)appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(3)give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(xiii)the holding beneficially of more than 30% of the issued share capital or membership interests of that entity (excluding any part of that issued share capital or membership interests that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital or membership interests shall be disregarded in determining the beneficial ownership of such share capital or membership interests);

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and controlled shall be construed accordingly;

(xiv)the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of

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transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(xv)dollars/$ means the lawful currency of the United States of America;

(xvi)the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent's spot rate of exchange);

(xvii)a government entity means any government, state or agency of a state;

(xviii)a guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xix)indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xx)month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A)

(1)(subject to paragraph (3) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in the calendar month in which that period is to end (if there is one) or on the immediately preceding Business Day (if there is not);

(2)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(3)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end; and

(B) in relation to an Interest Period (or any other period for the accrual of commission or fees) or a period at the end of which a repayment date falls, a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the Compounded Rate Terms,

and the above rules will only apply to the last month of any period;

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(xxi)an obligation means any duty, obligation or liability of any kind;

(xxii)something being in the ordinary course of business of a person means something that is in the ordinary course of that person's current day-to-day

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operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(xxiii)in clause 28 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;

(xxiv)a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xxv)a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and includes (without limitation) any Basel II Regulation or Basel III Regulation;

(xxvi)right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(xxvii)trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;

(xxviii)the winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(xxix)a provision of law is a reference to that provision as amended or re-enacted;

(xxx)a reference to costs in the context of enforcement in a Finance Document shall include fees, costs and expenses of legal advisers, financial advisers and insurance and other consultants, brokers, surveyors and advisers; and

(xxxi)a Lender's "cost of funds" in relation to its participation in the Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in the Loan for a period equal in length to the Interest Period for the Loan.

(xxxii)Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

(xxxiii)Section, clause and Schedule headings are for ease of reference only.

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(xxxiv)Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

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(xxxv)A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived or, if in the opinion of the Agent such Event of Default is capable of being remedied, remedied to the satisfaction of the Agent.

(xxxvi)Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter, the terms of this Agreement shall prevail.

(a)A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)any replacement page of that information service which displays that rate; and

(ii)the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Borrower.

(a)A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

(b)Any Compounded Rate Supplement overrides anything in:

(i)Schedule 11 (Compounded Rate Terms); or

(ii)any earlier Compounded Rate Supplement.

(a)A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i)Schedule 12 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 13 (Cumulative Compounded RFR Rate), as the case may be; or

(ii)any earlier Compounding Methodology Supplement.

1.1Third party rights

(a)Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of the relevant Finance Document.

(b)Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).

(c)An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

1.2Finance Documents

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Where any other Finance Document provides that this clause 1.4 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or

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any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

1.3Conflict of documents

The terms of the Finance Documents other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

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SECTION 2 - THE FACILITIES
1The Facility
1.1The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an amount not exceeding the Total Commitments.

1.2Finance Parties' rights and obligations

(a)The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights (subject to clause 34.23 (All enforcement action through the Agent)) in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of the Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)A Finance Party may, except as otherwise stated in the Finance Documents (including clauses 34.23 (All enforcement action through the Agent)) and 35.2 (Finance Parties acting together), separately enforce its rights under the Finance Documents.

2Purpose
1.1Purpose

(a)The Borrower shall apply all amounts borrowed under the Facility in accordance with this clause 3 (Purpose).

(b)The Facility shall be made available to the Borrower for the purposes of refinancing the Existing Credit Facilities and for its general corporate and working capital purposes.

1.2Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

3Conditions of Utilisation
1.1Initial conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders' participation) in relation to the Utilisation if on or before the date that the Borrower delivers the Utilisation Request under this Agreement, all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions precedent to the Utilisation) in form and substance satisfactory to the Agent.

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1.2Ship and security conditions precedent

The Total Commitments shall only become available for borrowing under this Agreement if the

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Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 3 (Ship and security conditions precedent) in form and substance satisfactory to the Agent.

1.3Notice to Lenders

The Agent shall notify the Borrower and the Lenders promptly upon receiving and being satisfied with all of the documents and evidence referred to in this clause 4 in form and substance satisfactory to it. Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives any such notification, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

1.4Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders' participation) if:

(a)in respect of the Utilisation, on the date of the Utilisation Request and on the proposed Utilisation Date no Event of Default is continuing or would result from the proposed Utilisation;

(b)on the date of any Utilisation Request and on the proposed Utilisation Date all representations set out in clause 18 (Representations) are true; and

(c)the Ship Representations for the Ships are true on the proposed Utilisation Date.

1.5Waiver of conditions precedent

The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting:

(a)in respect of the conditions in clause 4.1 (Initial conditions precedent) and 4.2 (Ship and security conditions precedent) on the instructions of all the Lenders; or

(b)in respect of the conditions in clause 4.4 (Further conditions precedent) on the instructions of the Majority Lenders.

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SECTION 3 - UTILISATION
4Utilisation

1.1Delivery of the Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 a.m. three Business Days before the proposed Utilisation Date.

1.2Completion of the Utilisation Request

(a)The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)the proposed Utilisation Date is a Business Day falling within the Availability Period;

(ii)the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount); and

(iii)the proposed Interest Period complies with clause 9 (Interest Periods).

(a)Only one Utilisation Request may be submitted.

1.1Currency and amount

(a)The currency specified in the Utilisation Request must be dollars.

(b)Only one Utilisation may be made.

(c)The amount of the proposed Loan must not exceed the Total Commitments.

1.2Lenders' participation

(a)If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)The amount of each Lender's participation in the Loan will be equal to the proportion borne by its undrawn Commitment to the undrawn Commitments under the Facility immediately prior to making the Loan.

(c)The Agent shall promptly notify each Lender of the amount of the Loan and the amount of its participation in the Loan.

(d)The Agent shall pay all amounts received by it in respect of the Loan (and its own participation in it, if any) to the Borrower or for its account in accordance with the instructions contained in the Utilisation Request.

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SECTION 4 - REPAYMENT, PREPAYMENT AND CANCELLATION
5Repayment and reduction
1.1Repayment of the Loan

The Borrower shall repay the Loan on the basis, and at the times, set out in the repayment schedule set out in Schedule 12 (Repayment schedule), and the final repayment of the Loan shall be payable on the Final Repayment Date.

1.2Adjustment of scheduled repayments

(a)If less than the maximum amount of the Total Commitments is utilised on the Utilisation Date, the repayment instalments set out in the repayment schedule set out in Schedule 12 (Repayment schedule) shall be reduced pro rata.

(b)If the Total Commitments have been partially reduced under this Agreement and/or any part of the Loan is prepaid (other than under clause 6.1 (Repayment of the Loan)) before any Repayment Date then any such prepayment shall be applied against the remaining outstanding repayment instalments of the Loan (as reduced by any earlier operation of this clause 6.2) in inverse order of maturity (except in the case of a reduction under clause 7.3 (Voluntary cancellation) or prepayment under clause 7.4 (Voluntary prepayment) which shall be applied pro rata across the remaining outstanding repayment instalments).

1.3Final Repayment Date

On the Final Repayment Date (without prejudice to any other provision of this Agreement), all outstanding amounts under this Agreement and the Security Documents (including, but not limited to the outstanding amount of the Loan) shall be repaid in full and the Total Commitments shall be reduced to zero.

6Illegality, prepayment and cancellation
1.1Illegality

If, in any applicable jurisdiction, it becomes unlawful and/or contrary to Sanctions Laws (or declared by any Sanctions Authority to be contrary to Sanctions Laws or sanctionable by any Sanctions Authority) applicable to the relevant Lender or otherwise impossible for any Lender to perform any of its obligations as contemplated by this Agreement or any of the other Finance Documents, or for any Lender to fund or maintain its participation in the Facility and in the Loan:

(a)that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)upon the Agent notifying the Borrower (which notice shall be given as soon as reasonably practicable following receipt by the Agent of the notice referred to in paragraph (a) above), the Commitment of that Lender will be immediately cancelled and the remaining Total Commitments shall each be reduced rateably; and

(c)the Borrower shall repay that Lender's participation in the Loan on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

1.2Change of control

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(a)The Borrower shall promptly notify the Agent upon any Obligor becoming aware of a Change of Control.

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(b)If a Change of Control occurs and unless the Agent has previously approved the Change of Control (acting on the instructions of the Majority Lenders, whose consent shall not be unreasonably withheld or delayed) the Total Commitments shall be cancelled with effect from the date such Change of Control occurs and the Loan shall be prepaid in full on or before the date falling 60 days after the date on which such Change of Control occurs (together with all other outstanding amounts under this Agreement and any of the Security Documents then due and payable at such time).

1.3Voluntary cancellation

as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of $500,000 and a multiple of $500,000) of the Total Commitments. Upon any such cancellation, the Total Commitments shall be reduced by the same amount.

1.4Voluntary prepayment of the Loan

The Borrower may, if it gives the Agent not less than three Business Days' (or such shorter period as the Majority Lenders may agree) prior written notice, prepay either the whole or any part of the Loan (but if in part, being an amount that reduces the Loan by a minimum amount of $500,000 and which is a multiple of $500,000 or such other amount as is acceptable to the Agent).

1.5Right of replacement or cancellation and prepayment in relation to a single Lender

(a)If:

(i)any Lender notifies the Agent pursuant to clause 7.1 (Illegality);

(ii)any sum payable to any Lender by an Obligor is required to be increased under clause 12.2 (Tax gross-up);

(iii)any Lender claims indemnification from the Borrower under clause 12.3 (Tax indemnity) or clause 13.1 (Increased Costs); or

(iv)any Lender refuses to consent to any amendments or waivers requested by the Borrower pursuant to any provision of this Agreement where such provision is expressed to require the consent of such Lender, the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loan or give the Agent notice of its intention to replace that Lender in accordance with clause 7.5(d).

(a)On receipt of a notice referred to in clause 7.5(a) above, the Commitment of that Lender shall immediately be reduced to zero and (unless the Commitment of the relevant Lender is replaced in accordance with clause 7.5(d)) the remaining Total Commitments shall each be reduced rateably.

(b)On the last day of each Interest Period which ends after the Borrower has given notice under clause 7.5(a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loan.

(c)The Borrower may, in the circumstances set out in clause 7.5(a), with 10 Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to transfer (and, to the extent permitted by law, that Lender shall transfer) pursuant to clause 32

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(Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the

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obligations of the transferring Lender in accordance with clause 32 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the aggregate of:

(i)the outstanding principal amount of such Lender's participation in the Loan;

(ii)all accrued interest owing to such Lender; and

(iii)all other amounts payable to that Lender under the Finance Documents on the date of the transfer.

(a)The replacement of a Lender pursuant to clause 7.5(d) shall be subject to the following conditions:

(i)the Borrower shall have no right to replace the Agent;

(ii)neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)in no event shall the Lender replaced under clause 7.5(d) be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)the Lender shall only be obliged to assign its rights pursuant to clause 7.5(d) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that assignment and the Agent has approved such "know your customer" or other similar checks.

(a)A Lender shall perform the checks described in clause 7.5(e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in clause 7.5(d) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

(b)If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 5 Business Days' notice of cancellation of the undrawn Commitments of that Lender.

(c)On such notice becoming effective:

(d)the undrawn Commitments of the Defaulting Lender shall immediately be reduced to zero;

(ii)the undrawn Total Commitments shall then be reduced by a corresponding amount pro rata; and

(iii)the Agent shall as soon as practicable after receipt of such notice, notify all the Lenders.

1.1Sale or Total Loss

(a)If a Ship becomes a Total Loss before the Total Commitments have become available for borrowing under this Agreement, the Total Commitments shall be reduced by the Applicable Fraction of the Total Commitments immediately prior to the Total Loss.

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(b)On a Mortgaged Ship's Disposal Repayment Date:

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(i)the Total Commitments shall be permanently reduced by the Applicable Fraction Repayment Date; and
(ii)the Borrower shall also prepay such amount of the Loan as is necessary to ensure that the Borrower shall be in compliance with its obligations under clause 25 (Minimum security value

(a)For the purposes of this clause, Applicable Fraction means a fraction having a numerator equal to the Fair Market Value of the Mortgaged Ship or, for the purpose of clause 7.6(a), the Ship which was the subject of the sale or total loss and a denominator equal to the aggregate Fair Market Value of all the Mortgaged Ships or, for the purpose of clause 7.6(a), all the Ships.

1.1Release of Mortgaged Ship Security

Once the Agent has confirmed that it has received or will receive to its satisfaction all amounts payable pursuant to clause 7.6(b), the Borrower may request the consent of the Security Agent (acting on the instructions of all Lenders) to release, discharge and/or, as appropriate, reassign the Security Documents (and the Security Interests assigned or charged thereunder) executed in respect of such Mortgaged Ship. In addition, the Borrower shall also be entitled to make a request for a release of security in respect of a Mortgaged Ship where it has made a prepayment under clause 7.4 (Voluntary prepayment of the Loan) for the purpose of removing that Mortgaged Ship from the financing arrangements contemplated by this Agreement provided that the Borrower shall be in compliance with its obligations under clause 25 (Minimum security value) following such release or discharge. When any consent to the release of security is so given, any release arrangements of the type referred to in this clause shall be at the cost and expense of the Borrower. It is agreed that the consent to release the Security Documents under this clause 7.7 shall not be unreasonably withheld or delayed in circumstances where all amounts required to be paid under clause 7.6 and/or clause 25 have been received by the Agent.

1.2Automatic cancellation

The unutilised Commitment (if any) of each Lender in respect of the Loan shall be automatically cancelled at close of business on the earlier of (i) the Utilisation Date and (ii) the end of the Availability Period.

1.3Restrictions

(a)Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Prepayment Fee, without premium or penalty. Any cancellation of any part of the Total Commitments pursuant to clause 7.3 (Voluntary Cancellation) under this Agreement shall be without premium or penalty.

(c)Any part of the Facility which is prepaid or repaid may not be reborrowed.

(d)The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

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(e)No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

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(f)If the Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)If the Total Commitments are partially reduced and as a result the Loan is partially prepaid under this Agreement (other than under clause 7.1 (Illegality), clause 7.5 (Right of replacement or cancellation and prepayment in relation to a single Lender) or clause 7.6 (Sale or Total Loss)) the Commitments of the Lenders shall be reduced rateably for the Facility.

(h)Any cancellation of the Commitments and/or prepayment under this Agreement shall be made together with payment to any Hedging Provider of any amount falling due to the relevant Hedging Provider under a Hedging Contract as a result of the termination or close out of that Hedging Contract or any Hedging Transaction under it in accordance with clause
29.2 (Unwinding of Hedging Contracts) in relation to that prepayment.

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SECTION 5 - COSTS OF UTILISATION
7Interest

1.1Calculation of interest

The rate of interest on the Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)Margin; and

(b)the Compounded Reference Rate for that day.

If any day during an Interest Period is not an RFR Banking Day, the rate of interest for that day will be the rate applicable to the immediately preceding RFR Banking Day.

1.2Sustainability margin adjustment

(a)The Borrower shall supply to the Agent, within 150 days after the end of each financial year ending on or after 31 December 2023, a duly completed Sustainability Performance Certificate for that financial year, together with the Statement of Compliance by a Recognised Organisation for each Fleet Vessel.

(b)Each Sustainability Performance Certificate shall be signed by the chief financial officer or the head of ESG of the Parent and shall contain (i) the Fleet Sustainability Score for the relevant financial year together with supporting calculations (including, for each Fleet Vessel, its Vessel Sustainability Score and Vessel Weighting) and (ii) the Women in a Leadership Role KPI for the relevant financial year together with supporting data.

(c)The Margin will (if applicable) be adjusted in the manner described in the definition of Sustainability Margin Adjustment. The Sustainability Margin Adjustment shall take effect at the start of the next Interest Period following the receipt by the Agent of the relevant Sustainability Performance Certificate (the Sustainability Effective Date). A Sustainability Margin Adjustment can only occur once per calendar year.

(d)If the Borrower fails to deliver the Sustainability Performance Certificate for a financial year, the Sustainability Margin Adjustment shall be an increase of 0.05% from the Margin existing at the date of this Agreement, such Sustainability Margin Adjustment to take effect at the start of the next Interest Period following the date on which the Agent should otherwise have received that Sustainability Performance Certificate.

(e)Failure to deliver a Sustainability Performance Certificate will not constitute a Default or an Event of Default.

(f)If any confirmation, representation or statement made under or in connection with any Sustainability Performance Certificate is or proves to have been incorrect or misleading in any material respect when made, the Margin shall be adjusted (or not, as the case may be) in accordance with the definition of Sustainability Margin Adjustment (if necessary with retrospective effect from the applicable Sustainability Effective Date) to reflect the Fleet Sustainability Score and the Women in a Leadership Role KPI that had actually been achieved in the relevant financial year of the Company.

(g)If there are material changes to the AER Trajectory due to changes made in the Poseidon Principles or otherwise, the Borrower and the Lenders will enter into a

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consultation period of no longer than 30 Business Days to agree on a new Sustainability Margin Adjustment, Fleet Sustainability KPI and corresponding

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mechanism and make any necessary changes to this Agreement to reflect such material changes. If no agreement can be reached, then the Sustainability Margin Adjustment, Fleet Sustainability KPI and corresponding mechanism will not be adjusted and will continue to apply in accordance with this Agreement.

(h)The Margin will not be adjusted pursuant to the definition of Sustainability Margin Adjustment on the relevant Sustainability Effective Date if a Default or Event of Default has occurred and is continuing and in such circumstances no adjustment will be capable of occurring until the next Sustainability Effective Date (provided no Default or Event of Default has occurred and is continuing on such date).

(i)The Sustainability Margin Adjustment shall at no time exceed 0.05% as a decrease or an increase from the Margin as at the date of this Agreement.

In this clause 8.2:

Sustainability Margin Adjustment means the adjustment (by way of increase or decrease) to the Margin existing at the date of this Agreement, subject to achievement against the relevant Fleet Sustainability KPI Target and relevant Women in a Leadership Role Target in the table below, in accordance with the row "Adjustment to Margin" corresponding to the Fleet Sustainability KPI and    Adjustment to Margin if Women in a Leadership Role Target is met        Adjustment to Margin if Women in a Leadership Role Target is not met             the Women in a Leadership Role KPI, contained in the Sustainability Performance Certificate in relation to the relevant Sustainability Effective Date.

Fleet Sustainability KPI
Fleet Sustainability KPI Target for each of the years	< 0.75		> 0.75 but < 0.85		> 0.85
Adjustment to Margin	- 4 basis points		Neutral		+ 4 basis points

Women in a Leadership Role KPI
	2023	2024	2025	2026	2027	2028
Women in a Leadership Role Target	22%	25%	28%	32%	35%	35%
Adjustment to Margin if Women in a Leadership Role Target is met	-1 basis point	-1 basis point	-1 basis point	-1 basis point	-1 basis point	-1 basis point
Adjustment to Margin if Women in a Leadership Role Target is not met	+1 basis point	+1 basis point	+1 basis point	+1 basis point	+1 basis point	+1 basis point

For the purposes of this definition and any other clause or definition of this Agreement:

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Fleet:    shall mean all vessels that are in financial control (vessels recognised as 'Property Plant and Equipment' for accounting purposes (on a consolidated basis)) by the Group

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Fleet Sustainability Score:

shall mean the weighted average of all Vessel Sustainability Scores based on Vessel Weighting and following the methodology used to calculate the baseline Fleet Sustainability Score of 0.758 for 2021.

Fleet Vessel:    shall mean any vessel in the Fleet.
Owned Days:    shall mean, for each Fleet Vessel, the number of days in a calendar year that such vessel is in financial control by the Borrower (on a consolidated basis).
Trajectory Value:

the median climate alignment score of a vessel type and size in a given year calculated based on appendix 3 (calculation of decarbonization trajectories per ship type and size class) of the Poseidon Principles Technical Guidance version 4.1.

Vessel AER:    shall mean the average efficiency ratio of each Fleet Vessel as calculated per the Poseidon Principles as follows:

Vessel Sustainability Score:

Vessel Weighting:

Women    in    a Leadership Role KPI

where Ci is the carbon emissions for voyage i computed using the fuel consumption and carbon factor of each type of fuel, DWT is the deadweight of a vessel, and Di is the distance travelled on voyage i as stated in the Statement of Compliance by a Recognised Organisation. The AER is computed for all voyages performed over a calendar year.
shall mean the Vessel AER divided by the relevant Trajectory Value for the corresponding calendar year, calculated as:

shall mean, for each Fleet Vessel, the product of (i) Owned Days, (ii) distance travelled on all voyages performed by the respective vessel over the relevant calendar year, and (iii) DWT, the deadweight tonnage, of the respective vessel.
Shall mean the percentage of women in a leadership role, following the a Leadership Role 16% in 2022, as verified with limited assurance by an Auditor.

1.3Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period.

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1.4Default interest

(a)If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Hedging Contract) on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.4(b) below, is two point zero per cent (2.0%) higher than the rate of interest most recently calculated (prior to the due date of the overdue amount) pursuant to clause 8.1 (Calculation of interest), for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing in accordance with this clause 8.4 shall be immediately payable by the Obligor on demand by the Agent.

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(b)If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or the relevant part of it:

(i)the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)the rate of interest applying to the overdue amount during that first Interest Period shall be two point zero per cent (2.0%) per annum higher than the rate which would have applied if the overdue amount had not become due.

(a)Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

1.1Notification of rates of interest

(a)The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)The Agent shall, promptly upon an Interest Payment being determinable, notify:

(i)the Borrower of that Interest Payment;

(ii)each Lender of the proportion of that Interest Payment which relates to that Lender's participation in the Loan; and

(iii)the Lenders and the Borrower of:

(A)each applicable rate of interest relating to the determination of that Interest Payment; and

(B)to the extent it is then determinable, the Market Disruption Rate (if any) relating to the Loan.

This paragraph (b) shall not apply to any Interest Payment determined pursuant to clause 10.3 (Cost of funds).

(a)The Agent shall promptly notify the Borrower of each Funding Rate relating to the Loan.

(b)The Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest relating to the Loan to which clause 10.3 (Cost of funds) applies.

(c)This clause shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

8Interest Periods
1.1Selection of Interest Periods

(a)The Borrower may select an Interest Period for the Loan in the Utilisation Request.

(b)Subject to this clause 9, the Borrower may select an Interest Period of three months, or one month, or any other period agreed between the Borrower and the Agent on the instructions of all the Lenders.

(c)No Interest Period shall extend beyond the Final Repayment Date.

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1.2Start date of Interest Periods

The Interest Period for the Loan shall start on its Utilisation Date.

1.3Non-Business Days

(a)Other than where paragraph (b) below applies, if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)Any rules specified as Business Day Conventions in Schedule 11 (Compounded Rate Terms) for the Loan or Unpaid Sum shall apply to each Interest Period for the Loan or Unpaid Sum (as applicable).

9Changes to the calculation of interest
1.1Interest calculation if no RFR or Central Bank Rate

If there is no RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period, clause 10.3 (Cost of funds) shall apply to the Loan for that Interest Period.

1.2Market disruption

If before the Reporting Time the Agent receives notifications from a Lender or Lenders (whose participations in the Loan is equal to or exceeds 50% of the Loan) that its cost of funds relating to its participation in the Loan would be in excess of the Market Disruption Rate, then clause 10.3 (Cost of funds) shall apply to of the Loan for the relevant Interest Period.

1.3Cost of Funds

(a)If this clause 10.3 applies to the Loan for an Interest Period, clause 8.1 (Calculation of interest) shall not apply to the Loan for that Interest Period and instead the rate of interest on each Lender's share of the Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)the Margin; and

(ii)the rate notified to the Agent by that Lender as soon as practicable and in any event by the Reporting Time for the Loan to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in the Loan from whatever source it may reasonably select.

(a)If this clause 10.3 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
10Fees
1.1Commitment commission

(a)The Borrower shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of 35% per cent of the Margin on the undrawn and uncancelled portion

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of that Lender's Commitment calculated on a daily basis from the date of this Agreement (the start date).

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(b)The Borrower shall pay the accrued commitment commission on each Quarter Date commencing on the first Quarter Date following the start date of this Agreement up to and including the last day of the Availability Period on the rele respect of the Total Commitments and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment in respect of the Total Commitments at the time the cancellation is effective.

(c)No commitment fee is payable to the Agent (for the account of a Lender) on any undrawn Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

1.2Additional Fees

The Borrower shall also pay to the relevant Finance Party the fees in the amount and at the times agreed in any Fee Letter.

1.3Prepayment Fee

If, in any 12 month period, the Borrower makes more than one voluntary prepayment of the Loan (or any part of it) pursuant to clause 7.4 (Voluntary prepayment of the Loan), the Borrower shall pay to the Agent (for its own account) at the same time as the making of each such additional voluntary prepayment, a prepayment fee in an amount equal to $3,500 (each such amount being a Prepayment Fee) unless the relevant prepayment is made at the end of the Interest Period relating to the Loan.

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SECTION 6 - ADDITIONAL PAYMENT OBLIGATIONS
11Tax gross-up and indemnities
1.1Definitions

(a)In this Agreement:

Protected Party means a Finance Party or, in relation to clause 14.4 (Indemnity concerning security) and clause 14.7 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 14.4 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document (other than a Hedging Contract) other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 12.2 (Tax gross-up) or a payment under clause 12.3 (Tax indemnity).

(b)Unless a contrary indication appears, in this clause 12 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

1.2Tax gross-up

(a)Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)This clause 12.2 shall not apply in respect of any payments under any Hedging Contract, where the gross-up provisions of the relevant Hedging Master Agreement itself shall apply.

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1.3Tax indemnity

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(a)The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)Clause 12.3(a) above shall not apply:

(i)with respect to any Tax assessed on a Finance Party:

(A)under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party;

(ii)to the extent a loss, liability or cost:

(A)is compensated for by an increased payment under clause 12.2 (Tax gross-up);

(B)is compensated for by a payment under clause 12.5 (Indemnities on an after Tax basis); or

(C)relates to a FATCA Deduction required to be made by a Party.

(a)A Protected Party making, or intending to make a claim under clause 12.3(a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(b)A Protected Party shall, on receiving a payment from an Obligor under this clause 12.3, notify the Agent.

1.1Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)a Tax Credit is attributable (i) to an increased payment of which that Tax Payment forms part, (ii) to that Tax Payment or (iii) to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

1.2Indemnities on after Tax basis

(a)If and to the extent that any sum payable to any Protected Party by the Borrower under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason

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of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrower shall pay that Protected

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Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

(b)If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrower to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrower shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

(c)For the purposes of this clause 12.5 a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party's profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

(d)There shall be taken into account, in determining whether any amount referred to in clause 12.5(a) is insufficient, the amount of any deduction or other relief, allowance or credit available to the Protected Party in respect of the Protected Party's corresponding liability to a third party or the cost incurred by the Protected Party in discharging the corresponding liability to a third party.

1.3Stamp taxes

(a)The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

(b)Paragraph (a) above shall not apply in respect of any stamp duty, registration or other similar Taxes which are payable in respect of an assignment or transfer of any kind by a Finance Party of any of its rights and/or obligations under a Finance Document other than at the request of the Borrower or Parent or following an Event of Default which is continuing.

1.4Value added tax

(a)All amounts expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause 12.7(b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

(b)If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

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(i)(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (a) applies) promptly pay to the Subject Party

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an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(a)Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment of in respect of such VAT from the relevant tax authority.

(b)Any reference in this clause 12.7 (Value Added Tax) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to any member of such group at such time.

(c)In relation to any supply made by a Finance Party to any party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

1.1FATCA Information

(a)Subject to clause 12.8(c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)confirm to that other Party whether it is:

(A)a FATCA Exempt Party; or

(B)not a FATCA Exempt Party;

(ii)supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(a)If a Party confirms to another Party pursuant to clause 12.8(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(b)Clause 12.8(a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

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(i)any law or regulation;

(ii)any fiduciary duty; or

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(iii)any duty of confidentiality.

(a)If a party to any Finance Document fails to confirm its status or to supply forms, documentation or other information requested in accordance with clause 12.8(a)(i) or clause 12.8(a)(ii) above (including, for the avoidance of doubt, where 12.8(c) applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

1.1FATCA Deduction

(a)Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

12Increased Costs
1.1Increased Costs

(a)Subject to clause 13.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates which:

(i)arises as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement; and/or

(ii)is a Basel III Increased Cost.

(a)In this Agreement Increased Costs means:

(i)a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)an additional or increased cost; or

(iii)a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

1.1Increased Cost claims

(a)A Finance Party intending to make a claim pursuant to clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

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1.2Exceptions

(a)Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)attributable to a FATCA Deduction required to be made by a Party;

(iii)compensated for by clause 12.3 (Tax indemnity) (or would have been compensated for under clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.3(b) applied); or

(iv)attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(a)In this clause 13.3, a reference to a Tax Deduction has the same meaning given to the term in clause 12.1 (Definitions).

(b)Any claim for an Increased Cost made pursuant to clause 13.1 above that arises from or is related to a Basel III Increased Cost incurred by any Finance Party shall be recoverable only to the extent that such Basel III Increased Cost is attributable to the implementation or application of or compliance with any Basel III Regulation which has come into force after the date of this Agreement.

13Other indemnities
1.1Currency indemnity

(a)If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)making or filing a claim or proof against that Obligor; and/or

(ii)obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within three Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(a)Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

1.1Other indemnities

The Borrower shall (or shall procure that another Obligor will), within three Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party as a result of:

(a)the occurrence of any Event of Default;

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(b)a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 36 (Sharing among the Finance Parties);

(c)funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)the Loan not being prepaid in accordance with a notice of prepayment given by the Borrower;

(e)arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions Laws (including, without limitation, any Losses incurred by that Finance Party in investigating any possible breach of such laws but excluding any Losses incurred by that Finance Party solely by reason of that Finance

(f)incurred by it as a result of any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Agent, the Security Agent or any Lender as a result of conduct of any Obligor or any of their partners, directors, officers, employees, agents or advisors, that violates any Sanctions Laws.

1.2Indemnity to the Agent

The Borrower shall promptly indemnify the Agent and the Security Agent against:

(a)any and all Losses incurred by the Agent or the Security Agent (acting reasonably) as a result of:

(i)investigating any event which it reasonably believes is a Default;

(ii)acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)instructing lawyers, accountants, tax advisers, or other professional advisers or experts as permitted under this Agreement; or

(iv)any action taken by the Agent or the Security Agent or any of their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor's obligations under the Finance Documents; and

(a)any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent or the Security Agent in the course of acting as Agent or, as the case may be, Security Agent under the Finance Documents (otherwise
(or, in the case of any cost, loss or liability pursuant to clause 37.11 (Disruption to payment systems etc. s negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent or the Security Agent in acting as Agent or, as the case may be, the Security Agent under the Finance Documents.

1.1Indemnity concerning security

(a)The Borrower shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all Losses incurred by it in connection with:

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(i)any failure by the Borrower to comply with clause 16 (Costs and expenses);

(ii)acting or relying on any notice, request or instruction received in respect of the Finance Documents which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)the taking, holding, protection or enforcement of the Security Documents;

(iv)the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and/or any other Finance Party and each Receiver by the Finance Documents or by law unless and to the extent that it was caused by its gross negligence or wilful misconduct;

(v)any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person); or

(vi)any breach by any Obligor of the Finance Documents.

(a)The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Trust Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 14.4 and shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to it.

1.1Continuation of indemnities

The indemnities by the Borrower in favour of the Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrower of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Total Commitments or the repudiation by the Agent or the Borrower of this Agreement.

1.2Third Parties Act

Each Indemnified Person may rely on the terms of clause 14.4 (Indemnity concerning security) and clauses 12 (Tax gross-up and indemnities) and 14.7 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 14.4 (Indemnity concerning security), subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

1.3Interest

Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this clause 14 (Other indemnities) or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrower to such Indemnified Person (both before and after judgment) at the rate referred to in clause 8.4 (Default interest).

1.4Exclusion of liability

No Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct.

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Any Indemnified Person may rely on this clause 14.8 subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

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14Mitigation by the Lenders
1.1Mitigation

(a)Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities) or clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)Clause 15.1(a) does not in any way limit the obligations of any Obligor under the Finance Documents.

1.2Limitation of liability

(a)The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

(b)A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15Costs and expenses
1.1Transaction expenses

The Borrower shall promptly within five Business Days of demand pay the Agent, the Security Agent, the Documentation Agent, the Sustainability Coordinator, the Bookrunners and the Arrangers the amount of all documented costs and expenses (including all fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by any of them (and by any Receiver) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:

(a)this Agreement, any Hedging Master Agreement and any other documents referred to in this Agreement and the Security Documents;

(b)any other Finance Documents executed or proposed to be executed after the date of this Agreement including any executed to provide additional security under clause 25 (Minimum security value);or

(c)any Security Interest expressed or intended to be granted by a Finance Document.

1.2Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrower shall, within five Business Days of demand by the Agent, reimburse the Agent for the amount of all documented costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by the Agent and the Security Agent (and by any Receiver) in responding to, evaluating, negotiating or complying with that request or requirement.

1.3Enforcement, preservation and other costs

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The Borrower shall on demand by a Finance Party, pay to each Finance Party the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants, brokers, surveyors and advisers) incurred by that Finance Party in connection with:

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(a)the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings initiated by or against any Indemnified Person and as a consequence of holding the Charged Property or enforcing those rights and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights;

(b)any valuation carried out under clause 25 (Minimum security value); or

(c)any inspection carried out under clause 23.8 (Inspection and notice of dry-dockings).

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SECTION 7 - GUARANTEE
16Guarantee and indemnity
1.1Guarantee and indemnity

The Parent irrevocably and unconditionally:

(a)guarantees to the Security Agent (as trustee for the Finance Parties) and the other Finance Parties punctual performance by each other Obligor of all such Obligor's obligations under the Finance Documents;

(b)undertakes with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)agrees with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by the Borrower under any Finance Document on the date when it would have been due. The amount payable by the Parent under this indemnity will not exceed the amount it would have had to pay under this clause 17.1 if the amount claimed had been recoverable on the basis of a guarantee.

1.2Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

1.3Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Parent under this clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

1.4Waiver of defences

The obligations of the Parent under this clause 17 will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 17 including (without limitation):

(a)any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(c)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other

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person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

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(d)any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)any insolvency or similar proceedings.

1.5Immediate recourse

The Parent waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Parent under this clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

1.6Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Parent shall not be entitled to the benefit of the same; and

(b)hold in an interest-bearing suspense account any moneys received from the Parent or on account of the Parent's liability under this clause 17.

1.7Deferral of Parent's rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Parent will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 17:

(a)to be indemnified by another Obligor;

(b)to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(c)to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

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(d)to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Parent has given a guarantee, undertaking or indemnity under clause 17 (Guarantee and Indemnity);

(e)to exercise any right of set-off against any other Obligor; and/or

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(f)to claim or prove as a creditor of any other Obligor in competition with any Finance Party.

If the Parent receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 37 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

1.8Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

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SECTION 8 - REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
17Representations
The Borrower makes and repeats the representations and warranties set out in this clause 18 to each Finance Party at the times specified in clause 18.35 (Times when representations are made).

1.1Status

(a)The Parent is domesticated and validly existing in good standing under the laws of its Original Jurisdiction as a corporation, and the Borrower and each Owner is duly formed or, as applicable, domesticated and validly existing in good standing under the laws of its Original Jurisdiction of its incorporation or formation as a limited liability company.

(b)Each Obligor has power and authority to carry on its business as it is now being conducted and to own its property and other assets.

1.2Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Finance Document and any Charter Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations and each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

1.3Power and authority

(a)Each Obligor has power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, each Finance Document and any Charter Document to which it is or is to be a party.

(b)No limitation on any Obligor's powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document or any Charter Document to which such Obligor is, or is to be, a party.

1.4Non-conflict

The entry into and performance by each Obligor of, and the transactions contemplated by the Finance Documents and the Charter Documents to which it is a party and the granting of the Security Interests purported to be created by the Security Documents do not and will not conflict with:

(a)any law or regulation applicable to that Obligor;

(b)the Constitutional Documents of that Obligor; or

(c)any agreement or other instrument binding upon that Obligor or its assets,

or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Lien or under a Security Document) on that Obligor's assets, rights or revenues.

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1.5Validity and admissibility in evidence

(a)All authorisations required or desirable:

(i)to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document and any Charter Document to which it is a party;

(ii)to make each Finance Document and any Charter Document to which it is a party admissible in evidence in its Relevant Jurisdiction; and

(iii)to ensure that each of the Security Interests created under the Security Documents has the priority and ranking contemplated by them,

have been obtained or effected and are in full force and effect except any authorisation or filing referred to in clause 18.12 (No filing or stamp taxes), which authorisation or filing will be promptly obtained or effected within any applicable period.

(a)All authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor have been obtained or effected (subject to the Legal Reservations) and are in full force and effect if failure to obtain or effect those authorisations might have a Material Adverse Effect.

1.1Governing law and enforcement

Save as otherwise identified in any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent) and subject to any Legal Reservations:

(a)the choice of English law or any other applicable law as the governing law of any Finance Document and any Charter Document will be recognised and enforced in each Obligor's Relevant Jurisdiction; and

(b)any judgment obtained in England in relation to an Obligor will be recognised and enforced in each Obligor's Relevant Jurisdictions.

1.2Information

(a)Any Information is true and accurate in all material respects at the time it was given or made.

(b)There are no facts or circumstances or any other information which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

(c)The Information does not omit anything which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

(d)All opinions, projections, forecasts or expressions of intention contained in the Information and the assumptions on which they are based have been arrived at after due and careful enquiry and consideration and were believed to be reasonable by the person who provided that Information as at the date it was given or made.

(e)For the purposes of this clause 18.7, Information means: any information provided by any Obligor to any of the Finance Parties in connection with the Finance Documents, the Charter Documents or the transactions referred to in them.

1.3Original Financial Statements

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(a)The Original Financial Statements were prepared in accordance with GAAP or, as the case may be, IFRS consistently applied.

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(b)The audited Original Financial Statements give a true and fair view of the consolidated financial condition and results of operations of the Group during the relevant financial year.

(c)There has been no material adverse change in its assets, business or financial conditions (or the assets, business or consolidated financial condition of the Group) since the date of the Original Financial Statements.

1.4Pari passu ranking

Each Obligor's payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

1.5Ranking and effectiveness of security

Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent), the security created by the Security Documents has (or will have when the Security Documents have been executed) the priority which it is expressed to have in the Security Documents, the Charged Property is not subject to any Security Interest other than Permitted Security Interests and such security will constitute perfected security on the assets described in the Security Documents.

1.6No insolvency

No corporate action, legal proceeding or other procedure or step described in clause 30.10 (Insolvency proceedings) or creditors' process described in clause 30.11 (Creditors' process) has been taken or, to the knowledge of any Obligor, threatened in relation to a Group Member and none of the circumstances described in clause 30.9 (Insolvency) applies to any Group Member.

1.7No filing or stamp taxes

Under the laws of each Obligor's Relevant Jurisdictions it is not necessary that any Finance Document or any Charter Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or any Charter Document or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent) and which will be made or paid promptly after the date of the relevant Finance Document.

1.8Tax

(a)No Obligor is required to make any Tax Deduction from any payment it may make under any Finance Document to which it is, or is to be, a party and no other party is required to make any such deduction from any payment it may make under any Charter Document.

(b)The execution or delivery or performance by any Party of the Finance Documents will not result in any Finance Party:

(i)having any liability in respect of Tax in any Flag State;

(ii)having or being deemed to have a place of business in any Flag State or any Relevant Jurisdiction of any Obligor.

1.1No Default

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(a)No Default is continuing or is reasonably likely to result from the making of the Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document or any Charter Document.

(b)No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or to which any Obligor's assets are subject which might have a Material Adverse Effect.

1.2No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might be expected to have a Material Adverse Effect, have (to the best of any Obligor's knowledge and belief) been started or threatened against any Obligor or any other Group Member.

1.3No breach of laws

(a)No Obligor has breached any law or regulation which breach might have a Material Adverse Effect.

(b)No labour dispute is current or, to the best of any Obligor's knowledge and belief (having made due and careful enquiry), threatened against any Obligor which may have a Material Adverse Effect.

1.4Environmental matters

(a)No Environmental Law applicable to any Ship and/or any Obligor has been violated in a manner or circumstances which might have, a Material Adverse Effect.

(b)All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force.

(c)No Environmental Claim has been made or threatened or is pending against any Obligor or any Ship where that claim might have a Material Adverse Effect and there has been no Environmental Incident which has given, or might give, rise to such a claim.

1.5Tax Compliance

(a)No Obligor is materially overdue in the filing of any Tax returns or overdue in the payment of any material amount in respect of Tax.

(b)No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor with respect to Taxes such that a liability of, or claim against, any Obligor is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which might have a Material Adverse Effect.

1.6Anti- corruption law

Each Obligor has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

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1.7Security and Financial Indebtedness

(a)Prior to the Utilisation Date and except for any Security Interests granted by the Obligors in accordance with the terms of the Existing Credit Facilities and any Financial

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Indebtedness outstanding under the Existing Credit Facilities:

(i)no Security Interest exists over all or any of the present or future assets of any Obligor in breach of this Agreement; and

(ii)no Obligor has any Financial Indebtedness outstanding in breach of this Agreement (including but not limited any Financial Indebtedness referred to in clause 28.2 (Financial Indebtedness)).

(a)On and following the Utilisation Date:

(i)no Security Interest shall exist over all or any of the present or future assets of any Obligor in breach of this Agreement; and

(ii)no Obligor shall have any Financial Indebtedness outstanding in breach of this Agreement (including but not limited any Financial Indebtedness referred to in clause 28.2 (Financial Indebtedness)).

1.1Legal and beneficial ownership

Each Obligor is or, on the date the Security Documents to which it is a party are entered into, will be the sole legal and beneficial owner of the respective assets over which it purports to grant a Security Interest under the Security Documents to which it is a party.

1.2Membership interests

The membership interests of each Owner are fully paid and not subject to any option to purchase or similar rights. The Constitutional Documents of each Owner do not and could not restrict or inhibit any transfer of those membership interests on creation or enforcement of the Security Documents. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any membership interest or loan capital of each Owner (including any option or right of pre-emption or conversion).

1.3Accounting Reference Date

The financial year-end of each Obligor is the Accounting Reference Date.

1.4Material Adverse Effect

There has been no Material Adverse Effect which has affected the ability of the Borrower to make all the required payments under this Agreement or the validity or enforceability of this Agreement since the date of the Original Financial Statements.

1.5No adverse consequences

Save as otherwise identified in any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent):

(a)it is not necessary under the laws of the Relevant Jurisdictions of any Obligor:

(i)in order to enable any Finance Party to enforce its rights under any Finance Document to which it is, or is to be, a party; or

(ii)by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document to which it is, or is to be, a party,

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that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions; and

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(a)no Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction by reason only of the execution, performance and/or enforcement of any Finance Document.

1.1Copies of documents

The copies of any Charter Documents and the Constitutional Documents of the Obligors delivered to the Agent under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to any Charter Document which would materially affect the transactions or arrangements contemplated by any Charter Document or modify or release the obligations of any party under that Charter Document.

1.2No immunity

No Obligor or any of its assets is immune to any legal action or proceeding.

1.3Ship status

Each Ship will on the first day of the relevant Mortgage Period be:

(a)registered permanently in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)operationally seaworthy and in every way fit for service;

(c)classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society; and

(d)insured in the manner required by the Finance Documents.

1.4Ship's employment

Each Ship shall on the first day of the relevant Mortgage Period be free of any charter commitment (other than any Charter if any Charter has been entered into by an Owner) which, if entered into after that date, would require approval under the Finance Documents.

1.5Ownership of the Obligors

Each of the Owners and the Borrower is a wholly, legally and beneficially owned direct or indirect Subsidiary of the Parent.

1.6Address commission

There are no rebates, commissions or other payments in connection with any Charter other than those referred to in it.

1.7No money laundering

None of the Obligors are in contravention of any anti-money laundering law, official requirement or other regulatory measure or procedure implemented to combat "money laundering".

1.8No corrupt practices

None of the Obligors are engaged in any practice which would be deemed corrupt in any Relevant Jurisdiction.

1.9Sanctions

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(a)Each Obligor, each Subsidiary, their joint ventures, and their respective directors, officers, employees and, to the best of their knowledge, their agents and representatives have been and are in compliance with Sanctions Laws applicable to it.

(b)No Obligor, nor any Subsidiary, their joint ventures, and their respective directors, officers, employees and, to the best of their knowledge (after due and careful enquiry), their agents and representatives:

(i)are a Restricted Party or, in relation to a member of the Group only, is involved in any transaction through which it is likely to become a Restricted Party; or

(ii)are subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws.

1.1Times when representations are made

(a)All of the representations and warranties set out in this clause 18 (other than Ship Representations relating to Ships which are not Mortgaged Ships at such time) are deemed to be made on the dates of:

(i)this Agreement;

(ii)the Utilisation Request for the Loan; and

(iii)the issuing of any Compliance Certificate.

(a)The Repeating Representations are deemed to be made on the first day of each Interest Period.

(b)All of the Ship Representations are deemed to be made on the first day of the Mortgage Period for the relevant Ship.

(c)Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.

18Information undertakings
The Borrower undertakes that this clause 19 will be complied with throughout the Facility Period. In this clause 19:
Annual Financial Statements means the financial statements for a financial year of the Group delivered pursuant to clause 19.1(a).

Quarterly Financial Statements means the financial statements for a financial quarter of the Group delivered pursuant to clause 19.1(b).

1.1Financial statements

(a)The Borrower shall supply to the Agent as soon as the same become available, but in any event within 150 days after the end of each financial year, the audited consolidated financial statements of the Group for that financial year.

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(b)The Borrower shall supply to the Agent as soon as the same become available, but in any event within 90 days after the end of each financial quarter (other than the last financial quarter) of each of its financial years the unaudited consolidated financial statements of the Group for that financial quarter.

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(c)The Borrower shall supply to the Agent as soon as the same becomes available, but in any event within 90 days of the end of each financial year, financial projections for the Group on an annual basis in a form acceptable to the Agent.

1.2Provision and contents of Compliance Certificate

(a)The Borrower shall supply a Compliance Certificate to the Agent, with each set of Quarterly Financial Statements and Annual Financial Statements for the Group.

(b)Each Compliance Certificate shall, amongst other things, including supporting schedules setting out (in reasonable detail) computations as to compliance with clause 20 (Financial covenants).

(c)Each Compliance Certificate shall be signed by the chief financial officer, the head of finance or the head of financial reporting of the Parent.

1.3Requirements as to financial statements

(a)The Borrower shall procure that each set of Annual Financial Statements includes a profit and loss account, a balance sheet and a cashflow statement and each set of Quarterly Financial Statements includes an income statement, a cashflow statement and a balance sheet and that, in addition, each set of Annual Financial Statements shall be audited by the Auditors.

(b)Each set of financial statements delivered pursuant to clause 19.1 (Financial statements) shall:

(i)be prepared in accordance with GAAP, or as the case may be, IFRS;

(ii)give a true and fair view of (in the case of Annual Financial Statements for any financial year), or fairly represent (in other cases), the financial condition and operations of the Group as at the date as at which those financial statements were drawn up; and

(iii)in the case of annual audited financial statements, not be the subject of any qualification in the Auditors' opinion.

(a)The Borrower shall procure that each set of financial statements delivered pursuant to clause 19.1 (Financial statements) shall be prepared using GAAP or IFRS, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in GAAP or, as the case may be, IFRS or the accounting practices and the Auditors deliver to the Agent:

(i)a description of any change necessary for those financial statements to reflect the GAAP or, as the case may be, IFRS or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and

(ii)sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 20 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

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Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

1.1Year-end

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The Borrower shall procure that each financial year-end of each Obligor falls on the Accounting Reference Date.

1.2Information: miscellaneous

The Borrower shall supply to the Agent:

(a)at the same time as they are dispatched, copies of all financial statements, financial forecasts, reports, proxy statements and other material communications provided to the shareholders or members of the Borrower and copies of all material documents dispatched by the Parent or any Obligor to its creditors generally (or any class of them);

(b)promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which, if adversely determined, might have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding $5,000,000 (or its equivalent in other currencies);

(c)promptly, such information as the Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents;

(d)promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any Group Member as any Finance Party through the Agent may reasonably request; and

(e)such information which a lender, acting reasonably, may request for it to comply with its obligations under the Poseidon Principles (as such term is defined in clause 23.18 (Poseidon Principles)).

1.3Notification of Default

The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

1.4Sanctions information

The Obligors shall:

(a)supply to the Agent promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws against it, any of its direct or indirect owners, Subsidiaries, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose such; and

(b)notify the Agent promptly upon becoming aware that it, any of its direct or indirect owners, Subsidiaries, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives has become or is likely to become a Restricted Party.

1.5Sufficient copies

The Borrower, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders and the Hedging Providers.

1.6Use of websites

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(a)The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of

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communication by posting this information onto an electronic website designated by the Borrower and the Agent (the Designated Website) if:

(i)the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(a)The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(b)The Borrower shall promptly upon any of them becoming aware of its occurrence notify the Agent if:

(i)the Designated Website cannot be accessed due to technical failure;

(ii)the password specifications for the Designated Website change;

(iii)any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraphs (i) or (v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(a)Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.

1.1"Know your customer" checks

(a)If:

(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

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(ii)any change in the status of an Obligor or the composition of the shareholders or members of an Obligor after the date of this Agreement;

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(iii)a proposed assignment or transfer by a Lender or any Hedging Provider of any of its rights and/or obligations under this Agreement or any Hedging Contract to a party that is not a Lender or a Hedging Provider prior to such assignment or transfer; or

(iv)the introduction of or any change in (or in the interpretation, administration or application of) any anti-money laundering or anti-terrorism financing laws and regulations applicable to the Agent or any Lender, obliges the Agent, the relevant Hedging Provider or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender or any Hedging Provider supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or any Hedging Provider) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or the relevant Hedging Provider or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(a)Each Finance Party shall promptly upon the request of the Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for it to carry out and be satisfied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19Financial covenants
The Borrower undertakes that this clause 20 will be complied with throughout the Facility Period as tested on a quarterly basis in accordance with clause 20.3 (Financial testing).

1.1Financial definitions

In this clause 20:

Cash Equivalents shall mean the following (all of which shall be valued at market value and freely disposable and for the avoidance of doubt none of the following shall be deemed disqualified from being freely disposable by reason of being included in minimum liquidity calculations under this Agreement or other agreements respecting Indebtedness, or being subject to a lien):

(a)securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof;

(b)certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender and certificates of deposit with maturities of one year or less from the date of acquisition and overnight bank deposits of any other commercial bank whose principal place of business is organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having capital and surplus in excess of $200,000,000;

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(c)commercial paper of any issuer rated at least A-2 by Standard & Poor's Ratings Group or P-2 by Moody's investors Service, Inc. with maturities of one year or less from the date of acquisition; and

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(d)additional money market investments with maturities of one year or less from the date of acquisition rated at least A-1 or AA by Standard & Poor's Ratings Group or P-1 or Aa by Moody's Investors Service, Inc.

Indebtedness means, with respect to any Group Member, at any date of determination (without duplication):

(a)all indebtedness of such Group Member for borrowed money;

(b)all obligations of such Group Member evidenced by bonds, debentures, notes or other similar instruments;

(c)all obligations of such Group Member in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

(d)all obligations of such Group Member to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereof or the completion of such services, except trade payables;

(e)all obligations on account of principal of such Group Member as lessee under capitalised leases;

(f)all indebtedness of other persons secured by a lien on any asset of such Group Member, whether or not such indebtedness is assumed by such Group Member; provided that the amount of such indebtedness shall be the lesser of:

(i)the fair market value of such asset at such date of determination, and

(ii)the amount of such indebtedness; and

(g)all indebtedness of other persons guaranteed by such Group Member to the extent guaranteed and the amount of Indebtedness of any Group Member at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any indebtedness issued with an original issue discount is the face amount of such indebtedness less the remaining unamortised portion of the original issue discount of such indebtedness at such time as determined in accordance with GAAP or, as the case may require, IFRS; and provided further that Indebtedness shall not include any liability for current or deferred Taxes, or any trade payable.

Total Assets means, at any time, the total assets of the Group (as shown in the most recent Quarterly Financial Statements, and calculated in accordance with, the then most recent Annual Financial Statements).

Total Indebtedness means, at any time, the aggregate sum of all Indebtedness of the Group as reflected in the consolidated balance sheet of the Group (as shown in the most recent Quarterly Financial Statements, and calculated in accordance with the then most recent Annual Financial Statements).

Total Stockholders' Equity
Group (as shown in the most recent Quarterly Financial Statements and calculated in accordance with the then most recent Annual Financial Statements).

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1.1Financial condition

At all times during the Facility Period, the Borrower shall procure that the Group:

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(a)maintains at all times, cash and Cash Equivalents in an amount not less than the greater of (i) $50,000,000 and (ii) five per cent (5%) of the Total Indebtedness; and

(b)maintains a ratio of Total Stockholders' Equity to Total Assets of not less than 30%.

1.2Financial testing

The financial covenants set out in clause 20.2 (Financial condition) shall be calculated in accordance with GAAP or, as the case may require, IFRS and tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to clause 19.2 (Provision and contents of Compliance Certificate).

20General undertakings
The Borrower undertakes that this clause 21 will be complied with throughout the Facility Period.

1.1Authorisations

Each Obligor will promptly:

(a)obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)supply certified copies to the Agent of,

any authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)enable it to perform its obligations under the Finance Documents and any Charter Documents in each case to which it is a party;

(ii)ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document or Charter Document in each case to which it is a party; and

(iii)carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.

1.1Compliance with laws

(a)Each Obligor will comply in all respects with all laws and regulations (including Environmental Laws) to which it may be subject if failure to comply has or reasonably likely to have a Material Adverse Effect.

(b)No Obligor will directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(c)Each Obligor shall:

(i)conduct its businesses in compliance with applicable anti-corruption laws; and

(ii)maintain policies and procedures designed to promote and achieve compliance with such laws.

1.1Tax compliance

(a)Each Obligor shall pay and discharge all Taxes imposed upon it or its assets as and when they fall due for payment and in any event within such time period as may be allowed by law without incurring penalties unless and only to the extent that:

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(i)such payment is being contested in good faith;

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(ii)adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 19.1 (Financial statements); and

(iii)such payment can be lawfully withheld.

(a)Except as approved by the Majority Lenders, each Obligor shall ensure that it is not resident for Tax purposes in any jurisdiction outside of the jurisdiction in which it is incorporated or, as the case may be, formed.

1.1Change of business

Except as approved by the Majority Lenders, no substantial change will be made to the general nature of the business of the Parent or the other Obligors or the Group taken as a whole from that carried on at the date of this Agreement.

1.2Merger

Except as approved by the Majority Lenders, no Obligor will enter into any amalgamation, demerger, merger, consolidation, re-domiciliation, legal migration or corporate reconstruction, it being agreed for this purpose that the Parent may enter into such arrangements as long as they do not result in a breach of clause 7.2 (Change of Control) or a change to the liability and obligations of the Parent under this Agreement.

1.3Further assurance

(a)Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require):

(i)to perfect the Security Interests created or intended to be created by that Obligor under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent provided by or pursuant to the Finance Documents or by law;

(ii)to confer on the Security Agent Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(iii)to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or

(iv)to facilitate either the accession by a New Lender to any Security Document following an assignment in accordance with clause 32.1 (Assignments and Transfers by the Lenders) and the conferring on such Hedging Provider of the rights contemplated in clause 31.1 (Rights of Hedging Provider).

(a)Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Agent by or pursuant to the Finance Documents.

1.1Negative pledge in respect of Charged Property

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Except (a) as approved by the Majority Lenders, (b) for Permitted Liens and (c) prior to the Utilisation Date, any Security Interest granted by an Obligor in accordance with the terms of the Existing Credit Facilities, no Obligor will grant or allow to exist any Security Interest over any

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Charged Property.

1.2Environmental matters

(a)The Agent will be notified as soon as reasonably practicable of any Environmental Claim being made against any Obligor or any Ship which, if successful to any extent, might have a Material Adverse Effect and of any Environmental Incident which may give rise to such an Environmental Claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

(b)Environmental Laws (and any consents, licences or approvals obtained under them) applicable to any Ship will not be violated in a way which might have a Material Adverse Effect.

(c)The Obligors shall ensure that any Ship and any other vessel owned or controlled by a Group Member, or which is sold to a third party or an intermediary with an intention that such vessel will be scrapped, is recycled at a recycling yard in a socially and environmentally responsible manner in accordance with the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 (whether or not it is in force) and/or EU Ship Recycling Regulation, 2013 (as applicable).

1.3Inspection of records

Upon reasonable notice from the Agent, allow any representative of the Agent, subject to applicable laws and regulations, to visit and inspect the Borrower's properties and, on request, to examine the Borrower's books of account, records, reports, agreements and other papers and to discuss the Borrower's affairs, finances and accounts with its offices, in each case at such times and as often as the Agent reasonably requests.

1.4Ownership of Obligors

At all times (unless the Lenders have provided their written consent):

(a)the Parent shall own, directly or indirectly, 100% of the membership interests in the Borrower and each Owner;

(b)the managing member of an Owner shall be the Borrower; and

(c)the managing member of the Borrower shall be the Parent.

1.5No change of name etc

During the Facility Period, no Obligor will change:

(a)its name;

(b)the type of legal entity which it exists as; or

(c)its Original Jurisdiction.

1.6Year end

The Borrower may not change its financial year end.

1.7Sanctions

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(a)Each Obligor shall ensure that it will comply with all Sanction Laws applicable to it and no Obligor shall be a Restricted Party.

(b)No Obligor nor any of their respective directors, officers or employees will, directly or (to wledge) indirectly:

(i)make any part of the proceeds of the Loan available to or for the benefit of a Restricted Party, or permit or authorise any such proceeds to be applied in a manner or for a purpose prohibited by any Sanctions Laws applicable to it; or

(ii)fund all or part of any repayment under the Facility out of proceeds derived from transactions which would be prohibited by any Sanctions Laws applicable to it or would otherwise cause it to be in breach of Sanctions Laws or to become a Restricted Party.

(a)Each Obligor shall (and the Parent shall ensure that each member of the Group will) procure that no proceeds from any activity or dealing with a Restricted Party are credited to any bank account held with any Finance Party or any Affiliate of a Finance Party, to the extent crediting such bank account would lead to non-compliance by it, any Finance Party or any Affiliate of a Finance Party with any applicable Sanctions Laws.

(b)Each Obligor shall institute and maintain policies and procedures designed to promote and achieve compliance by it and each of its Subsidiaries and each of their respective directors, officers and employees with Sanctions Laws and the requirements of this clause 21.13.

1.1Listing

The Parent shall maintain its listing on The New York Stock Exchange.

1.2Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Finance Parties and the Obligors, each Finance Party and each Obligor acknowledges and accepts that any liability of any party to any other party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

    any Bail-In Action in relation to any such liability, including (without limitation):

(i)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)a cancellation of any such liability; and

    a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

1.1Blocking Law

Any provision of clauses 18.34 (Sanctions), 21.13 (Sanctions) and paragraphs (c) and (d) of clause 23.6 (Maintenance of class; compliance with laws and codes) shall, if specified in writing by a Finance Party to the Agent, not apply to or operate in favour of any Finance Party if and to the extent that it would result in a breach, by or in respect of that Finance Party, of any applicable Blocking Law. An affected Finance Party shall be obliged to notify the Agent whether such provisions shall not

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be deemed to apply promptly after a potential breach by or in respect of such Finance Party comes to the attention of such Finance Party.

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For the purposes of this clause 21.16, Blocking Law means:

(a)any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom); or

(b)any similar blocking or anti-boycott law applicable to that Finance Party.

21Dealings with Ship
The Borrower undertakes that this clause 22 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship's Mortgage Period.

1.1Ship's name and registration

(a)The Ship's name shall only be changed after prior notice to the Agent.

(b)The Ship shall be permanently registered in the name of the relevant Owner with the relevant Registry within 90 days of the date of the Mortgage of the Ship and registered in the name of the relevant Owner with the relevant Registry under the laws of its Flag State. Except with approval, the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State). If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Agent shall be notified of that renewal at least 30 days before that date.

(c)Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry.

1.2Notification of certain events

The Borrower shall notify the Agent immediately if the Ship becomes a Total Loss or partial loss or is materially damaged.

1.3Sale or other disposal of Ship

Save where the net sale proceeds will enable the relevant Owner to comply with its mandatory prepayment obligations under clause 7.6 (Sale or Total Loss) and, if no Default is then continuing, for a sale to a buyer who is not an Affiliate of the Borrower for a cash price payable on completion of the sale which is no less than the Applicable Fraction of the Total Commitments for that Ship, the relevant Owner will not sell, or agree to, transfer, abandon or otherwise dispose of the relevant Ship or any share or interest in it.

1.4Manager

Each Ship shall be technically managed by Northern Marine Management Limited, Navigator Gas Shipmanagement Limited, Navigator Gas Ship Management (Denmark) ApS or another first class technical manager approved by the Agent (acting on the instructions of the Majority Lenders) and commercially managed by NGT Services (UK) Limited, Navigator Gas (Denmark) ApS or another first class commercial manager approved by the Agent (acting on the instructions of the Majority Lenders).

1.5Copy of Mortgage on board

A properly certified copy of the relevant Mortgage shall be kept on board the Ship with its papers and shown to anyone having business with the Ship which might create or imply any commitment or

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Security Interest over or in respect of the Ship (other than a lien for crew's wages and salvage) and to any representative of the Security Agent.

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1.6Notice of Mortgage

A framed printed notice of the Ship's Mortgage shall be prominently displayed in the navigation room and in the Master's cabin of the Ship. The notice must be in plain type and read as follows:

"NOTICE OF MORTGAGE

This Ship is subject to a First Preferred Mortgage to NORDEA BANK ABP, FILIAL I NORGE with offices at Essendrops gate 7, 0368 Oslo, Norway, acting in its capacity as security agent and as trustee, under authority of Title 21 of the Liberian Code of Laws of 1956 as amended. Under the terms of the said Mortgage and related documents neither the Owner nor any charterer nor the Master of this Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien, commitments or encumbrances whatsoever other than for crew's wages and salvage".

No-one will have any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew's wages and salvage.

1.7Conveyance on default

Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the relevant Owner shall, upon the Agent's request, immediately execute such form of transfer of title to the Ship as the Agent may require.

1.8Chartering

Except with approval, the relevant Owner shall not enter into any charter commitment for the Ship, which is:

(a)a bareboat or demise charter or passes possession and operational control of the Ship to another person; or

(b)a Charter, unless the relevant Owner executes a Charter Assignment in respect of such Charter prior to delivery of the relevant Ship under such Charter to the extent that such a Charter Assignment can be obtained by the Borrower using its commercially reasonable efforts to do so.

If a Charterer requires the Lenders to enter into a letter of quiet enjoyment, such letter will be on terms acceptable to the Lenders acting reasonably.

1.9Lay up

Except with approval, the Ship shall not be laid up or deactivated.

1.10Sharing of Earnings

Except with approval, the relevant Owner shall not enter into any arrangement under which its Earnings from the Ship may be shared with anyone else.

1.11Payment of Earnings

The relevant Owner's Earnings from the Ship shall be paid in accordance with clause 27.1 (Earnings Account) unless required to be paid to the Security Agent pursuant to the General Assignment for that Ship. If any Earnings are held by brokers or other agents, they shall be paid to the Agent, if it requires this after the Earnings have become payable to it under the Ship's General Assignment for that Ship.

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22Condition and operation of Ship
The Borrower undertakes that this clause 23 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship's Mortgage Period.

1.1Defined terms

In this clause 23 and in Schedule 3 (Conditions precedent):

applicable code means any code or prescribed procedures required to be observed by the Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code);

applicable law means all laws and regulations applicable to vessels registered in the Ship's Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time; and

applicable operating certificate means any certificates or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code.

1.2Repair

The Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Ship or replace any materially damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship's value is not materially reduced.

1.3Modification

Except with approval, the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce its value.

1.4Removal of parts

Except with approval, no material part of the Ship or any equipment shall be removed from the Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the relevant Owner free of any Security Interest except under the Security Documents).

1.5Third party owned equipment

Except with approval, equipment owned by a third party shall not be installed on the Ship if it cannot be removed without risk of causing damage to the structure or fabric of the Ship or incurring significant expense.

1.6Maintenance of class; compliance with laws and codes

(a)The Ship's class shall be the relevant Classification.

(b)The relevant Owner shall ensure that:

(i)the Ship shall comply in all material aspects with all laws or regulations applicable to it; and

(ii)it will comply in all material aspects with all laws applicable to its business and applicable to the Ship, its ownership, employment, operation, management and registration, including the ISM Code, the ISPS Code, all Environmental Laws and the laws of the Flag State; and

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(iii)it shall obtain, comply with and do all that is necessary to maintain in full force and effect any approvals required by any Environmental Law,

and without limiting paragraphs (i), (ii) and (iii) above, the Owner shall not employ Ship nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code and all Environmental Laws.

(a)The Borrower shall ensure that no Owner shall employ its Ship nor allow its employment, operation or management in any manner contrary to Sanctions Laws.

(b)There shall be kept in force and on board the Ship or in such person's custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person's custody.

1.1Surveys

The Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Agent if it so requests which request shall not exceed more than one in each calendar year.

1.2Inspection and notice of dry-dockings

The Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Ship to inspect it once per annum if no Event of Default has occurred and is continuing or as frequently as may be required by the Agent following the occurrence of an Event of Default, or a Major Casualty (whereupon the Agent and/or surveyors or other persons appointed by it for such purpose shall be entitled to board the Ship to inspect it during the period falling shortly after completion of the repair works in respect of that Major Casualty), provided advance written notice is provided to the Obligors and such inspection does not interfere with the normal commercial operation of the Ship. The Agent shall be given all proper facilities needed for the purposes of any such inspection and the reasonable costs of such inspection shall be borne by the Borrower.

1.3Prevention of arrest

All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances shall be promptly paid and discharged unless such payment is being contested in good faith and adequate reserves are being maintained for such payment.

1.4Release from arrest

The Ship, its Earnings and Insurances shall promptly be released from any arrest, detention, attachment or levy, and any legal process against the Ship shall be promptly discharged, by whatever action is required to achieve that release or discharge.

1.5Information about Ship

The Agent shall promptly be given any information which it may reasonably require about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of any Obligor and copies of any applicable operating certificates.

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1.6Notification of certain events

The Agent shall promptly be notified of:

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(a)any damage to the Ship where the cost of the resulting repairs may exceed the Major Casualty Amount for such Ship;

(b)any occurrence which may result in the Ship becoming a Total Loss;

(c)any requisition of the Ship for hire;

(d)any material Environmental Incident involving the Ship and Environmental Claim being made in relation to such an incident;

(e)any withdrawal or threat to withdraw any applicable operating certificate;

(f)the issue of any operating certificate required under any applicable code;

(g)the receipt of notification that any application for such a certificate has been refused;

(h)any requirement made in relation to the Ship by any insurer or the Ship's Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required; and

(i)any arrest or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or its Earnings or Insurances.

1.7Payment of outgoings

All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly. Proper accounting records shall be kept of the Ship and its Earnings.

1.8Evidence of payments

The Agent shall be allowed proper and reasonable access to those accounting records when it requests it and, when it requires it, shall be given satisfactory evidence that:

(a)the wages and allotments and the insurance and pension contributions of the Ship's crew are being promptly and regularly paid;

(b)all deductions from its crew's wages in respect of any applicable Tax liability are being properly accounted for; and

(c)the Ship's master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.

1.9Repairers' liens

Except with approval, the Ship shall not be put into any other person's possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed $2,000,000 (or its equivalent in any other currency or currencies) unless that person gives the Security Agent a written undertaking in approved terms not to exercise any lien on the Ship or its Earnings for any of the cost of such work.

1.10Lawful use

The Ship shall not be employed:

(a)in any way or activity which would be unlawful under international law or other law applicable to an Obligor or the trading of a Ship;

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(b)to the extent that such activity or employment would be unlawful under international law or other law applicable to an Obligor or the trading of a Ship, in carrying illicit, contraband or prohibited goods; or

(c)in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated,

and the persons responsible for the operation of a Ship shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Ship and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time.

1.11

Promptly upon becoming available and in any event no later than the Utilisation Date, a copy of the inventory of hazardous materials or equivalent document acceptable to the Agent shall be maintained on board the Ship.

1.12Poseidon Principles

(a)The Borrower shall, upon the request of any Lender and at the cost of the Borrower, on or before 31 July in each calendar year, supply or procure the supply to such Lender all such information necessary in order for it to comply with its obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance relating to each Ship. No Lender shall publicly disclose such information with the identity of the Ship without the prior written consent of the Borrower. For the avoidance of doubt, such information shall be
45 (Confidentiality) but the Borrower acknowledges that, in accordance with the Poseidon Principles, such information will form part of the information published (at the cost of the relevant Lender) regarding the relevant ation published by a Lender shall be in generic form that does not identify any Ship, any Manager or any member of the Group.

(b)For the purposes of this clause:

Annex VI means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

Poseidon Principles means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published in August 2022 as the same may be amended or replaced to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organisation from time to time.

Statement of Compliance means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

23Insurance
The Borrower undertakes that this clause 24 shall be complied with in relation to each Mortgaged Ship and its Insurances throughout the relevant Ship's Mortgage Period.

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1.1Insurance terms

In this clause 24:

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excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value;

excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks;

hull cover means insurance cover against the risks identified in clause 24.2(a)(i);

minimum hull cover means, in relation to a Mortgaged Ship, an amount equal to or greater than its market value and which, when taken together with the minimum hull values of the other Mortgaged Ships, is at the relevant time 120% of the aggregate of the Total Commitments for the Mortgaged Ships at such time; and

P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).

1.2Coverage required

(a)The Ship shall at all times be insured:

(i)against (A) fire and usual marine risks (including excess risks) and (B) war risks (including war protection and indemnity risks and terrorism, piracy and confiscation risks) on an agreed value basis, in each case for at least its minimum hull cover and in the case of sub-section (A), provided that the hull and machinery insurances for the Ship shall at all times cover 80% of its market value and the remaining minimum hull cover may be insured by way of excess risks cover;

(ii)against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship (but, in relation to liability for oil pollution, for an amount of not less than $1,000,000,000);

(iii)against such other risks and matters which the Agent notifies it that it considers reasonable for a prudent shipowner or operator to insure against at the time of that notice; and

(iv)on terms which comply with the other provisions of this clause 24.

(a)The Ship shall not enter or remain in any zone which has been declared a war, conditional or excluded zone by any government entity or the Ship's insurers for war risks and/or allied perils (including piracy) unless:

(i)appropriate insurances have been taken out by the relevant Owner; and

(ii)any requirements of the Agent and/or the Ship's insurers necessary to ensure that the Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) have been complied with.

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1.1Placing of cover

The insurance coverage required by clause 24.2 (Coverage required) shall be:

(a)in the name of the Ship's Owner and (in the case of the Ship's hull cover) no other person (other than the Security Agent if required by it) (unless such other person, if so required by the Agent, has duly executed and delivered a first priority assignment of its interest in the Ship's Insurances to the Security Agent in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires);

(b)if the Agent so requests, in the joint names of the Ship's Owner and the Security Agent (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Security Agent for premiums or calls);

(c)in dollars or another approved currency;

(d)arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations; and

(e)on approved terms and with approved insurers or associations.

1.2Deductibles

The aggregate amount of any excess or deductible under the Ship's hull cover shall not exceed an approved amount.

1.3Mortgagee's insurance

The Borrower shall promptly reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Ship and the other Mortgaged Ships on approved terms, or in considering or making claims under:

(a)a mortgagee's interest insurance and a mortgagee's additional perils (pollution risks cover) for the benefit of the Finance Parties for an aggregate amount up to 110% of the aggregate of the Total Commitments at such time in respect of mortgagee's interest insurance and 110% of the aggregate of the Total Commitments at such time in respect of mortgagee's interest additional perils insurance; and

(b)any other insurance cover which the Agent reasonably requires in respect of any Finance Party's interests and potential liabilities (whether as mortgagee of the Ship or beneficiary of the Security Documents).

1.4Fleet liens, set off and cancellations

If the Ship's hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured (other than other Mortgaged Ships); or

(b)cancel that cover because of non-payment of premiums in respect of such other vessels,

or the Borrower shall ensure that hull cover for the Ship and any other Mortgaged Ships is provided under a separate policy from any other vessels.

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1.5Payment of premiums

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All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.

1.6Details of proposed renewal of Insurances

At least 14 days before any of the Ship's Insurances are due to expire, the Agent shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.

1.7Instructions for renewal

At least seven days before any of the Ship's Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.

1.8Confirmation of renewal

The Ship's Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 24 and confirmation of such renewal given by approved brokers or insurers to the Agent at least seven days (or such shorter period as may be approved) before such expiry.

1.9P&I guarantees

Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.

1.10Insurance documents

The Agent shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Ship's Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Ship's Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person.

1.11Letters of undertaking

Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

1.12Insurance Notices and Loss Payable Clauses

The interest of the Security Agent as assignee of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by its Owner and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent if it is itself an assured).

1.13Insurance correspondence

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If so required by the Agent, the Agent shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Ship's Insurances as soon as they are available.

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1.14Qualifications and exclusions

All requirements applicable to the Ship's Insurances shall be complied with and the Ship's Insurances shall only be subject to approved exclusions or qualifications.

1.15Independent report

If the Agent asks the Borrower for a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the adequacy of the Ship's Insurances then the Agent shall be provided promptly with such a report at no cost to the Agent or (if the Agent obtains such a report itself) the Borrower shall reimburse the Agent for the cost of obtaining that report.

1.16Collection of claims

All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Ship's Insurances shall be provided promptly.

1.17Employment of Ship

The Ship shall only be employed or operated in conformity with the terms of the Ship's Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).

1.18Declarations and returns

If any of the Ship's Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

1.19Application of recoveries

All sums paid under the Ship's Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.

1.20Settlement of claims

Any claim under the Ship's Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.

1.21Change in insurance requirements

If the Agent gives notice to the Borrower to change the terms and requirements of this clause 24 (which the Agent may only do, in such manner as it considers appropriate (acting reasonably having consideration to market conditions at the relevant time), as a result in changes of circumstances or practice after the date of this Agreement), this clause 24 shall be modified in the manner so notified by the Agent on the date 14 days after such notice from the Agent is received.

24Minimum security value
The Borrower undertakes that this clause 25 will be complied with throughout any Mortgage Period.

1.1Valuation of assets

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For the purpose of the Finance Documents, the value at any time of any Mortgaged Ship or any other asset over which additional security is provided under this clause 25 will be its value as most recently determined in accordance with this clause 25.

1.2Valuation frequency

Valuations of each Mortgaged Ship shall be carried out semi-annually, such valuations to be provided to the Agent at the same time that a Compliance Certificate is provided to the Agent at the end of the Group's second and fourth financial quarter of the Group's financial year pursuant to clause 19.2(a) and each valuation shall be dated no earlier than 30 days prior to delivery of that valuation to the Agent. In addition valuations of the relevant Mortgaged Ship (if, at the relevant time a valuation is required, the most recently provided valuation for the Mortgaged Ship is more than 30 days old) and each such other asset in accordance with this clause 25 as may be further required by the Agent at any other time if an Event of Default has occurred and is continuing or if a mandatory prepayment event occurs under clause 7.6 (Sale or Total Loss). In addition, no more than once a year, the Majority Lenders shall also have the right to request that the Agent nominate and appoint two Approved Brokers to provide valuations for the purposes of this clause 25. The Agent shall (acting on the instructions of the Majority Lenders) have the right to obtain additional valuations for any Mortgaged Ship at any time at the cost of the Lenders.

1.3Expenses of valuation

The Borrower shall bear, and reimburse to the Agent where incurred by the Agent, all reasonable costs and expenses of providing such a valuation.

1.4Valuations procedure

The value of any Mortgaged Ship shall be determined in accordance with, and by Approved Valuers appointed in accordance with, this clause 25. Additional security provided under this clause 25 shall be valued in such a way, on such a basis and by such persons (including the Agent itself) as may be approved by the Majority Lenders or as may be agreed in writing by the Borrower and the Agent (on the instructions of the Majority Lenders).

1.5Currency of valuation

Valuations shall be provided by Approved Valuers in dollars or, if an Approved Valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency. If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into dollars at the Agent's spot rate of exchange for the purchase of dollars with that other currency as at the date to which the valuation relates.

1.6Basis of valuation

Each valuation will be addressed to the Agent in its capacity as such and made:

(a)without physical inspection (unless required by the Agent);

(b)on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm's length on normal commercial terms between a willing buyer and a willing seller; and

(c)without taking into account the benefit (but taking into account the burden) of any charter commitment.

1.7Information required for valuation

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The Borrower shall promptly provide to the Agent and any such valuer any information which they reasonably require for the purposes of providing such a valuation.

1.8Approval of valuers

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All valuers must be Approved Valuers. The Agent shall respond promptly to any request by the Borrower, and the Borrower shall respond promptly to any request by the Agent, for approval of a broker nominated by the Borrower or, as the case may be, the Agent to become an Approved Valuer. The Agent may, acting reasonably, at any time by notice to the Borrower withdraw any Approved Valuer or previous approval of a valuer for the purposes of future valuations. That valuer may not then be appointed to provide valuations unless it is once more approved.

1.9Appointment of valuers

When valuations of a Mortgaged Ship are required for the purposes of this clause 25, the Agent and the Borrower shall promptly each nominate an Approved Valuer to provide such valuations and the Borrower shall be responsible for appointing such nominated Approved Valuers and obtaining the required valuations of the Mortgaged Ship. If the Borrower fails to do so promptly, the Agent may appoint both Approved Valuers to provide the required valuations.

1.10Number of valuers

Each valuation shall be carried out by the two Approved Valuers selected pursuant to clause 25.9 (Appointment of valuers).

1.11Differences in valuations

If valuations provided by individual valuers differ, the value of the relevant Ship for the purposes of the Finance Documents will be the arithmetic mean average of those valuations. If the higher of the two valuations obtained pursuant to clause 25.10 is more than 115 per cent of the lower of the two valuations then a third valuation shall be obtained from a third Approved Valuer (nominated by the Agent and appointed by the Borrower) and the value of the relevant Mortgaged Ship for the purposes of the Finance Documents will be the arithmetic mean average of those three valuations.

1.12Security shortfall

If at any time the Security Value is less than the Minimum Value, the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrower require that such deficiency be remedied. The Borrower shall then within 30 days of receipt of such notice ensure that the Security Value equals or exceeds the Minimum Value. For this purpose, the Borrower may:

(a)provide additional security over other assets approved by the Majority Lenders in accordance with this clause 25; and/or

(b)prepay under clause 7.4 (Voluntary prepayment of the Loan) an amount of the Loan which is not less than such deficiency, such prepayment to be applied against the remaining outstanding repayment instalments of the Loan in inverse order of maturity.

1.13Creation of additional security

The value of any additional security which the Borrower offers to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:

(a)that additional security, its value and the method of its valuation have been approved by the Majority Lenders, it being agreed that cash collateral provided in dollars or in the form of letters of credit denominated in dollars shall always be acceptable to the Lenders, and shall be valued at par;

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(b)a Security Interest over that security has been constituted in favour of the Security Agent or (if appropriate) the Finance Parties in an approved form and manner;

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(c)this Agreement has been unconditionally amended in such manner as the Agent requires in consequence of that additional security being provided; and

(d)the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 in relation to that amendment and additional security and its execution and (if applicable) registration,

25Chartering undertakings
The Borrower undertakes that this clause 26 will be complied with in relation to each Mortgaged Ship and its Charter Documents and, if a Charterer is a Group Member, by the relevant Charterer at any time during the relevant Ship's Mortgage Period that the Ship is subject to a Charter.

1.1Variations

Except with approval (such approval not to be unreasonably withheld or delayed), the Charter Documents shall not be materially varied.

1.2Releases and waivers

Except with approval (such approval not to be unreasonably withheld or delayed), there shall be no release by the relevant Owner of any obligation of any other person under the Charter Documents (including by way of novation), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.

1.3Charter performance

The relevant Owner shall perform its obligations under the Charter Documents and use its reasonable endeavours to ensure that each other party to them performs their obligations under the Charter Documents.

1.4Notice of assignment

In respect of any Charter, the relevant Owner shall give notice of assignment of the Charter Documents to the other parties to them in the form specified by the Charter Assignment for that Ship promptly following the execution of the Charter Assignment and shall use its reasonable endeavours to ensure that the Agent receives a copy of that notice acknowledged by each addressee in the form specified therein.

1.5Payment of Charter Earnings

All Earnings which the relevant Owner is entitled to receive under the Charter Documents shall be paid in the manner required by the Security Documents (and, if the Charterer is a Group Member, without any set-off or counter-claim and free and clear of any deductions or withholdings).

1.6Enforcement of charter assignment

The Charterer shall allow the Security Agent to enforce the rights of the relevant Owner under the Charter as assignee of those rights under the relevant Charter Assignment.

1.7Sub-chartering

Except with approval (such approval not to be unreasonably withheld or delayed), the Owner shall use all reasonable endeavours to procure that the Charterer shall not enter into any charter

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commitment for the Ship which, if entered into by the relevant Owner would require approval under clause 22.8 (Chartering) and if the Security Agent is at any time entitled to enforce its rights

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as mortgagee of the Ship under the terms of any Mortgage, the Charterer will exercise its rights under any sub-charter of the Ship in such manner as the Agent may direct.

1.8Charterer's manager

A manager of the Ship shall not be appointed by the Charterer unless in accordance with clause
22.4 or that manager and the terms of its employment are approved by the Agent acting reasonably.

1.9Security Interests by Charterer

Except as approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed), the Owner shall use all reasonable endeavours to procure that the Charterer shall not grant or allow to exist any Security Interest over any asset of the Charterer over which a Security Interest is granted or expressed to be granted by its Charterer's Assignment.

26Bank accounts
The Borrower undertakes that this clause 27 will be complied with throughout the Facility Period.

1.1Earnings Account

(a)The Borrower shall be the holder of an account with an Account Bank which is designated as the "Earnings Account" for the purposes of the Finance Documents.

(b)The Earnings of the Mortgaged Ships and all moneys payable to the relevant Owner under the Ship's Insurances and any net amount payable to the Borrower under any Hedging Contract shall be paid by the persons from whom they are due or, if applicable, paid by the Owner receiving the same to the Earnings Account unless required to be paid to the Security Agent under the relevant Finance Documents.

(c)The Borrower shall not withdraw amounts standing to the credit of the Earnings Account except as permitted by clause 27.1(d) and 27.1(e).

(d)As long as no Default has occurred and is continuing and (as a result of that Default) the Agent has not given a notice to the Borrower notifying the Borrower that the amounts may not be withdrawn, then the Borrower may withdraw amounts from the Earnings Account.

(e)If a Default has occurred and is continuing, the Borrower may only withdraw the following amounts from the Earnings Account, in each case with the Agent's prior approval:

(i)payments then due to Finance Parties under the Finance Documents (other than payments due in respect of a prepayment);

(ii)payments then due under Hedging Contracts or other Treasury Transactions entered into to protect against the fluctuation in the rate of interest payable under the Finance Documents or the price of goods or services purchased by the relevant Owner for the purpose of operating a Ship;

(iii)payments of the proper costs and expenses of insuring, repairing, operating and maintaining any Mortgaged Ship; and

(iv)payments to purchase other currencies in amounts and at times required to make payments referred to above in the currency in which they are due.

1.1Other provisions

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(a)The Earnings Account may only be designated for the purposes described in this clause 27 if:

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(i)such designation is made in writing by the Agent and acknowledged by the Borrower and specifies the names and addresses of the Account Bank and the Borrower and the number and any designation or other reference attributed to the Earnings Account;

(ii)an Account Security has been duly executed and delivered by the Borrower in favour of the Security Agent;

(iii)any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and

(iv)the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Earnings Account and the Account Security including documents and evidence of the type referred to in Schedule 3 in relation to the Earnings Account and the Account Security.

(a)The rates of payment of interest and other terms regulating the Earnings Account will be a matter of separate agreement between the Borrower and Account Bank. If the Earnings Account is a fixed term deposit account, the Borrower may select the terms of deposits until the Account Security has become enforceable and the Security Agent directs otherwise.

(b)The Borrower shall not close the Earnings Account or alter the terms of the Earnings Account from those in force at the time it is designated for the purposes of this clause 27 or waive any of its rights in relation to the Earnings Account except with approval.

(c)The Borrower shall deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to the Earnings Account, notify the Security Agent of any claim or notice relating to the Earnings Account from any other party and provide the Agent with any other information it may request concerning the Earnings Account.

(d)Each of the Agent and the Security Agent agrees that if it is an Account Bank in respect of the Earnings Account then there will be no restrictions on creating a Security Interest over the Earnings Account as contemplated by this Agreement and it shall not (except with the approval of the Majority Lenders) exercise any right of combination, consolidation or set- off which it may have in respect of the Earnings Account in a manner adverse to the rights of the other Finance Parties.

27Business restrictions
Except as otherwise approved by the Majority Lenders (such approval not to be unreasonably withheld in the case of clause 28.12 (Distributions and other payments)) the Borrower undertakes that this clause 28 will be complied with by and in respect of the Borrower or, as the case may be, each Owner or the Parent, throughout the Facility Period.

1.1General negative pledge

In this 28.1, Quasi-Security means an arrangement or transaction described in clause 28.1(b):

(a)No Owner shall permit any Security Interest to exist, arise or be created or extended over all or any part of its assets.

(b)(Without prejudice to clauses 28.2 (Financial Indebtedness) and 28.6 (Disposals)), no Owner shall:

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(i)sell, transfer or otherwise dispose of any of its assets on terms whereby that asset is or may be leased to, or re-acquired by, any other Group Member other than pursuant to disposals permitted under clause 28.6 (Disposals);

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(ii)sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms (except for the discounting of bills or notes in the ordinary course of business);

(iii)enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(a)The Parent shall not permit any Security Interest to be granted or created in respect of the share capital or membership interests of the Borrower.

(b)Clauses 28.1(a) and 28.1(b) above do not apply to any Security Interest or (as the case may be) Quasi-Security, listed below:

(i)those in respect of the Existing Credit Facilities that will be fully repaid on the Utilisation Date;

(ii)those granted or expressed to be granted by any of the Security Documents; and

(iii)in relation to a Mortgaged Ship, Permitted Liens.

1.1Financial Indebtedness

No Owner shall incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:

(a)any Financial Indebtedness outstanding under the Existing Credit Facilities that will be fully repaid on the Utilisation Date;

(b)Financial Indebtedness incurred under the Finance Documents;

(c)Financial Indebtedness owed to another Group Member which is fully subordinated to all amounts payable by the Borrower under the Finance Documents on terms approved by the Agent pursuant to a Subordination Agreement entered into between the relevant Owner and the Security Agent;

(d)Financial Indebtedness permitted under clause 28.3 (Guarantees); and

(e)Financial Indebtedness permitted under clause 28.4 (Loans and credit),

and the Borrower shall not incur or permit to exist any Financial Indebtedness or Indebtedness (as defined in clause 20.1 (Financial definitions)), that would cause the Borrower to be in default of clause 20 (Financial covenants).

1.2Guarantees

No Owner shall give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except:

(a)any Financial Indebtedness outstanding under the Existing Credit Facilities that will be fully repaid on the Utilisation Date;

(b)guarantees of obligations of another Owner that are not Financial Indebtedness or obligations prohibited by any Finance Document;

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(c)guarantees in favour of trade creditors of the Group given in the ordinary course of its business; and

(d)guarantees which are Financial Indebtedness permitted under clause 28.2 (Financial Indebtedness).

1.3Loans and credit

No Owner shall make, grant or permit to exist any loans or any credit by it to anyone else other than:

(a)loans or credit to another Owner permitted under clause 28.2 (Financial Indebtedness); and

(b)trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities.

1.4Bank accounts and other financial transactions

Other than in relation to the Existing Credit Facilities that will be fully repaid on the Utilisation Date, no Owner shall:

(a)maintain any current or deposit account with a bank or financial institution except for the deposit of money, operation of current accounts and the conduct of electronic banking operations with Lenders;

(b)hold cash in any account (other than with a Lender) over or in respect of which any set-off, combination of accounts, netting or Security Interest exists except as permitted by clause
28.1 (General negative pledge); or

(c)be party to any banking or financial transaction, whether on or off balance sheet, that is not expressly permitted under this clause 28 (Business restrictions).

1.5Disposals

No Owner shall enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to dispose of any asset except for any of the following disposals so long as they are not prohibited by any other provision of the Finance Documents:

(a)disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;

(b)disposals of assets made by one Group Member to another Group Member;

(c)disposals of obsolete assets, or assets which are no longer required for the purpose of the business of the relevant Group Member, in each case for cash on normal commercial terms and on an arm's length basis;

(d)any disposal of receivables on a non-recourse basis on arm's length terms (including at fair market value) for non-deferred cash consideration in the ordinary course of its business;

(e)disposals permitted by clauses 28.1 (General negative pledge) or 28.2 (Financial Indebtedness);

(f)dealings with trade creditors with respect to book debts in the ordinary course of trading; and

(g)the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.

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1.6Contracts and arrangements with Affiliates

No Owner shall be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm's length basis.

1.7Subsidiaries

No Owner shall establish or acquire a company or other entity which would be or become a Group Member or reactivate any dormant Group Member.

1.8Acquisitions and investments

No Owner shall acquire any person, business, assets or liabilities or make any investment in any person or business or enter into any joint-venture arrangement except:

(a)capital expenditures or investments related to maintenance of a Ship in the ordinary course of its business;

(b)acquisitions of assets in the ordinary course of business (not being new businesses or vessels);

(c)the incurrence of liabilities in the ordinary course of its business;

(d)any loan or credit not otherwise prohibited under this Agreement;

(e)pursuant to any Finance Documents or any Charter Documents to which it is party; or

(f)any acquisition pursuant to a disposal permitted under clause 28.6 (Disposals).

1.9Reduction of capital

Neither the Borrower nor any Owner shall redeem or purchase or otherwise reduce any of its equity or any other share capital or membership interests or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

1.10Increase in capital

Neither the Borrower nor any Owner shall issue membership interests or other equity interests to anyone except for, in the case of the Owners, the Borrower and, in the case of the Borrower, the Parent.

1.11Distributions and other payments

A dividend may be paid on a quarterly basis provided that, at such time:

(a)the Group is on a consolidated basis in compliance or, where applicable, pro forma compliance with clause 20 (Financial Covenants) after giving effect to such dividend so paid or declared; and

(b)no Default has occurred or will occur following such dividend so paid or declared.

28Hedging Contracts
The Borrower undertakes that this clause 29 will be complied with throughout the Facility Period in respect of any Treasury Transaction it enters into with a Hedging Provider or a third party so as to hedge all or any part of its exposure under this Agreement to interest rate fluctuations and currency risk.

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1.1Hedging

(a)If, at any time during the Facility Period, the Borrower has entered into any Treasury Transaction with a Hedging Provider or a third party so as to hedge all or any part of its exposure under this Agreement to interest rate fluctuations and currency risk, it shall notify the Agent in writing promptly following the occurrence of the same. Any Treasury Transaction must comply with the provisions of clauses 29.1(b) and 29.1(c).

(b)The Borrower agrees that it shall not enter into a speculative hedging transaction (which would include hedging transactions which are: (i) not entered into to hedge a real risk or exposure which the Borrower has or (ii) which are entered into by the Borrower for the main purpose of financial losses or gains, except for any forward foreign exchange, synthetic deposit or similar transaction entered into the Borrower in the ordinary course of its interest investment arrangements) under any Treasury Transaction with a Hedging Provider or a third party.

(c)Any Treasury Transaction which is concluded with a Hedging Provider so as to hedge all or any and currency risk shall be on the terms of the Hedging Master Agreement with that Hedging Provider but, unless otherwise approved by the relevant Hedging Provider, no Hedging Transaction or Hedging Exposure shall be outstanding at the end of the Facility Period. The Borrower may also enter into Treasury Transactions with third party providers other than the Hedging Providers so long as the provisions of clauses 21.7 (Charged Property) and 28.1 (General negative pledge) are complied with.

(d)If and when any such Treasury Transaction has been concluded with a Hedging Provider, it shall constitute a Hedging Contract for the purposes of the Finance Documents.

1.2Unwinding of Hedging Contracts

If, at any time, and whether as a result of any cancellation (in whole or in part) of any Commitment or otherwise, the aggregate notional principal amount under all Hedging Transactions in respect of the Loan entered into by the Borrower exceeds or will exceed the amount of such Loan outstanding at that time after such cancellation, then (unless otherwise approved by the Majority Lenders) the Borrower shall immediately close out and terminate sufficient Hedging Transactions as are necessary to ensure that the aggregate notional principal amount under the remaining continuing Hedging Transactions in respect of the Loan equals, and will in the future be equal to, the amount of such Loan at that time and as scheduled to be repaid from time to time thereafter pursuant to clause 7 (Illegality, prepayment and cancellation).

1.3Releases and waivers

Except with approval, there shall be no release by the Borrower of any obligation of any other person under the Hedging Contracts (including by way of novation), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.

1.4Assignment of Hedging Contracts by the Borrower

Except with approval of the relevant Hedging Provider, the Borrower shall not assign or otherwise dispose of its rights under any Hedging Contract.

1.5Performance of Hedging Contracts by the Borrower

The Borrower shall perform its obligations under the Hedging Contracts.

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1.6Information concerning Hedging Contracts

The Borrower shall provide the Agent with any information it may request concerning any Hedging Contract, including all reasonable information, accounts and records that may be necessary or of assistance to enable the Agent to verify the amounts of all payments and any other amounts payable under the Hedging Contracts.

29Events of Default
Each of the events or circumstances set out in clauses 30.1 to 30.22 is an Event of Default.

1.1Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)its failure to pay is caused by administrative or technical error or by a Payment Disruption Event; and

(b)payment is made within two Business Days of its due date.

1.2Hedging Contracts

(a)An Event of Default (as defined in any Hedging Master Agreement) has occurred and is continuing under any Hedging Contract.

(b)An Early Termination Date (as defined in any Hedging Master Agreement) has occurred or been or become capable of being effectively designated under any Hedging Contract.

1.3Financial covenants

The Borrower does not comply with clause 20 (Financial covenants).

1.4Value of security

The Borrower does not comply with clause 25.12 (Security shortfall).

1.5Insurance

(a)The Insurances of a Mortgaged Ship are not placed and kept in force in the manner required by clauses 24.2 (Coverage required) and 24.3 (Placing of cover).

(b)Any insurer either:

(i)cancels any such Insurances; or

(ii)disclaims liability under them by reason of any misstatement or failure or default by any person.

1.6Other obligations

(a)An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clauses 30.1 (Non-payment), 30.2 (Hedging Contracts), 30.3 (Financial Covenants) 30.4 (Value of security), 30.5 (Insurance) and 30.22 (Sanctions undertakings)).

(b)No Event of Default under clause 30.6(a) above will occur if the Agent considers (acting on the instructions of the Majority Lenders) that the failure to comply is capable of remedy and the failure is remedied within ten (10) days (and in the case of clause 23.10 (Release from

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arrest) thirty (30) days) of the earlier of (i) the Agent giving notice to the Borrower and (ii) the relevant Obligor become aware of its failure to comply with such provision.

1.7Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

1.8Cross default

(a)Any Financial Indebtedness of any Obligor exceeding $500,000 is not paid when due nor within any originally applicable grace period.

(b)Any Financial Indebtedness of any Obligor exceeding $500,000 is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)Any commitment for any Financial Indebtedness of any Obligor exceeding $500,000 is cancelled or suspended by a creditor of that Obligor exceeding $500,000 as a result of an event of default (however described).

(d)The counterparty to a Treasury Transaction exceeding $500,000 entered into by any Obligor becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).

(e)Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of that Obligor exceeding $500,000 due and payable prior to its specified maturity as a result of an event of default (however described).

(f)No Event of Default will occur under this clause 30.8 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 30.8(a) to 30.8(e) above is less than $20,000,000 in respect of the Borrower and the Parent (or its equivalent in any other currency or currencies).

(g)No Event of Default under this clause 30.8 will occur if the Agent (acting on behalf of the Majority Lenders) considers that the failure to comply is capable of remedy and the failure is remedied within five Business Days of the Agent giving notice to the Borrower.

1.9Insolvency

(a)A Group Member is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)The value of the assets of any Group Member is less than its liabilities (taking into account contingent and prospective liabilities).

(c)A moratorium is declared in respect of any indebtedness of any Group Member. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

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1.10Insolvency proceedings

(a)Any corporate action, legal proceedings or other procedure or step is taken in relation to:

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(i)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Member other than a solvent liquidation or reorganisation of any Group Member which is not an Obligor;

(ii)a composition, compromise, assignment or arrangement with any creditor of any Group Member;

(iii)the appointment of a liquidator (other than in respect of a solvent liquidation of a Group Member which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Group Member or any of its assets (including the directors of any Group Member requesting a person to appoint any such officer in relation to it or any of its assets); or

(iv)enforcement of any Security Interest over any assets of any Group Member, or any analogous procedure or step is taken in any jurisdiction.
(b)Clause 30.10(a) shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within 28 days of commencement or, if earlier, the date on which it is advertised.

1.11Creditors' process

(a)Any expropriation, attachment, sequestration, distress, execution or analogous process affects any asset or assets of any Group Member, which would in aggregate exceed
$500,000 or, when aggregated with the value of any assets of the other Group Members affected by any process mentioned in this clause 30.11(a), would exceed $20,000,000, and is not discharged within 28 days.

(b)Any judgment or order for an amount in excess of $500,000 in respect of the Owners or
$20,000,000 in respect of the Borrower and the Parent, is made against any Group Member and is not stayed or complied with within 28 days.

1.12Unlawfulness and invalidity

(a)It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)Any Finance Document or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be in full force and effect or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

(d)Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

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1.13Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

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1.14Expropriation

The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of its assets.

1.15Repudiation and rescission of Finance Documents

An Obligor (or any other relevant party) repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or purports to rescind a Finance Document.

1.16Litigation

Any litigation, alternative dispute resolution, arbitration or administrative proceeding is taking place, or threatened against any Obligor or any of its assets, rights or revenues exceeding
$10,000,000 which, if adversely determined, might have a Material Adverse Effect.

1.17Material Adverse Effect

Any Environmental Incident or other event or circumstance or series of events (including any change of law) occurs which the Majority Lenders reasonably believe has, or is reasonably likely to have, a Material Adverse Effect.

1.18Security enforceable

Any Security Interest (other than a Permitted Lien) in respect of Charged Property becomes enforceable.

1.19Arrest of Ship

Any Mortgaged Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the relevant Owner fails to procure the release of such Ship within a period of 28 days thereafter (or such longer period as may be approved) or, in the case of any seizure or detention of such Ship as a result of piracy, within a period of 365 days thereafter.

1.20Outbreak of war

The Flag State of any Mortgaged Ship becomes involved in war (whether or not declared) or civil war or is occupied by another power by unconstitutional means and such event or circumstance, in the reasonable opinion of the Agent, materially prejudices any Security Interest.

1.21Ship registration

Except with approval, the registration of any Mortgaged Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if such Ship is only provisionally registered on the date of its Mortgage, such Ship is not permanently registered under such laws within 90 days of such date.

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1.22Sanctions undertakings

An Obligor does not comply with any provision of clause 19.7 (Sanctions information), 21.13 (Sanctions) or paragraphs (c) and (d) of clause 23.6 (Maintenance of class; compliance with laws and codes).

1.23Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)cancel the Total Commitments at which time they shall immediately be cancelled; and/or

(b)declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)declare that no withdrawals be made from the Earnings Account; and/or

(e)exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

30Position of Hedging Provider
1.1Rights of Hedging Provider

Each Hedging Provider is a Finance Party and as such, will be entitled to share in the security constituted by the Security Documents in respect of any liabilities of the Borrower under the Hedging Contracts with such Hedging Provider in the manner and to the extent contemplated by the Finance Documents.

1.2No voting rights

No Hedging Provider shall be entitled to vote on any matter where a decision of the Lenders alone is required under this Agreement, whether before or after the termination or close out of the Hedging Contracts with such Hedging Provider, provided that each Hedging Provider shall be entitled to vote on any matter where a decision of all the Finance Parties is expressly required.

1.3Acceleration and enforcement of security

Neither the Agent nor the Security Agent or any other beneficiary of the Security Documents shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to clause 30 (Events of Default) or pursuant to the other Finance Documents, to have any regard to the requirements of the Hedging Provider except to the extent that the relevant Hedging Provider is also a Lender.

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SECTION 9 - CHANGES TO PARTIES
31Changes to the Lenders
1.1Assignments and transfers by the Lenders

Subject to this clause 32, a Lender (the Existing Lender) may assign any of its rights to another bank, financial institution which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (excluding a hedge fund), unless an Event of Default has occurred and is continuing, in which case the Existing Lender may assign its right to any person (in each case, the new assignee being the New Lender).

1.2Conditions of assignment

(a)The consent of the Borrower is required for an assignment by a Lender, unless (i) the assignment is to another Lender or an Affiliate of a Lender or, (ii) if the Lender is a fund, to a fund which is a related fund, or (iii) an Event of Default is continuing. The Agent will immediately advise the Borrower of the assignment.

(b)The Borrower's consent may not be unreasonably withheld or delayed and will be deemed to have been given fifteen Business Days after the Lender has requested consent unless consent is expressly refused within that time.

(c)An assignment will only be effective:

(i)on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrower and the other Finance Parties as it would have been under if it was an Original Lender;

(ii)on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Original Lender is a party in its capacity as a Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(iii)if an assignment takes effect after Utilisation, the assignment of an Existing Lender's participation in the Utilisations (if any) under the Facility shall take effect in respect of the same fraction of each such Utilisation;

(iv)on the performance by the Agent of all "know your customer" or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Lender and the New Lender;

(v)if that Existing Lender assigns equal fractions of its Commitment and participation in the Facility and each Utilisation (if any) under the Facility; and

(vi)if it is for a minimum amount of $20,000,000 (unless the assignment is of all an Existing Lender's Commitment and all of its participation in the Loan).

(d)Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the

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Finance Documents on or prior to the date on which the assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

1.3Fee

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The New Lender shall, on the date upon which an assignment takes effect, pay to the Agent (for its own account) a fee of $5,000 per assignment.

1.4No increased costs

(a)If:

(i)(i) a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)(ii) as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 12 (Tax gross up and indemnities) or clause 13 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

1.5Limitation of responsibility of Existing Lenders

(a)Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)the financial condition of any Obligor;

(iii)the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents; or

(iv)the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(c)has made (and shall continue to make) its own independent investigation and assessment of:

(i)the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and

(ii)the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document;

(e)will continue to make its own independent appraisal of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; and

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(f)will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(g)Nothing in any Finance Document obliges an Existing Lender to:

(i)accept a re-assignment from a New Lender of any of the rights assigned under this clause 32 (Changes to the Lenders); or

(ii)support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or by reason of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents or otherwise.

1.6Procedure for transfer

(a)Subject to the conditions set out in clause 32.2 (Conditions of assignment) an assignment may be effected in accordance with clause 32.6(c) below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under clause 32.2(c) which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.

(b)The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultations with them.

(c)On the Transfer Date:

(i)to the extent that in the Transfer Certificate the Existing Lender seeks to be released from its obligations under the Finance Documents, the Existing Lender shall be released from further obligations towards the Obligors and the other Finance Parties under the Finance Documents and the rights of the Obligors and the other Finance Parties against the Existing Lender under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations) (but the obligations owed by the Obligors under the Finance Documents shall not be released);

(ii)the New Lender shall assume obligations towards each of the Obligors who are a Party and/or the Obligors and the other Finance Parties shall acquire rights against the New Lender which differ from the Discharged Rights and Obligations only insofar as the New Lender has assumed and/or the Obligors and the other Finance Parties have acquired the same in place of the Existing Lender;

(iii)the other Finance Parties and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Existing Lender and the other Finance Parties shall each be released from further obligations to each other under the Finance Documents; and

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(iv)the New Lender shall become a Party to the Finance Documents as a "Lender" for the purposes of all the Finance Documents.

1.7Copy of Transfer Certificate to Borrower

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The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under clause 32.2(c), send a copy of that Transfer Certificate and such documents to the Borrower.

1.8Security over Lenders' Rights

In addition to the other rights provided to Lenders under this clause 32, each Lender may without consulting with or obtaining consent from an Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank except that no such charge, assignment or Security Interest shall:

(a)release a Lender from any obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(b)require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

32Assignments and transfers by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior written consent of the Finance Parties.

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SECTION 10 - THE FINANCE PARTIES
33Roles of Agent, Security Agent and Arrangers
1.1Appointment of the Agent

(a)Each other Finance Party (other than the Security Agent) appoints the Agent to act as its agent and trustee under and in connection with the Finance Documents.

(b)Each such other Finance Party authorises the Agent:

(i)to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)to execute each of the Security Documents, and all other documents that may be approved by the Majority Lenders for execution by it.

(c)The Agent accepts its appointment under clause 34.1(a) as trustee of the Trust Property with effect from the date of this Agreement and declares that it holds the Trust Property on trust for itself and the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms of this clause 34 and the Security Documents to which it is a party.

1.2Duties of the Agent

(a)The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)Without prejudice to clause 32.7 (Copy of Transfer Certificate to Borrower), clause 34.2(a) shall not apply to any Transfer Certificate.

(c)Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or an Arranger for their own account) under this Agreement it shall promptly notify the other Finance Parties.

(f)Except as specifically provided in the Finance Documents, the Agent has no obligations of any kind to any other Party under or in connection with the Finance Documents. The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

1.3Role of the Arrangers, the Bookrunners, the Documentation Agent and the Sustainability Coordinator

Except as specifically provided in the Finance Documents, the Arrangers, the Documentation Agent, the Bookrunners and the Sustainability Coordinator have no obligations of any kind to any other

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Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

1.4No fiduciary duties

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(a)Nothing in this Agreement constitutes an Arranger as a trustee or fiduciary of any other person except to the extent that the Agent holds the benefit of the Security Documents in trust for the other Finance Parties pursuant to clause 34.

(b)Neither the Agent, Sustainability Coordinator, Documentation Agent nor any of the Arrangers shall be bound to account to any Lender or any Hedging Provider for any sum or the profit element of any sum received by it for its own account or have any obligations to the other Finance Parties beyond those expressly stated in the Finance Documents.

1.5Business with the Group

The Agent and any Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or other Group Member or their Affiliates.

1.6Rights and discretions of the Agent

(a)The Agent may rely on:

(i)any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify.

(b)The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the other Finance Parties) that:

(i)no Default has occurred (unless it has actual knowledge of a Default arising under clause 30.1 (Non-payment));

(ii)any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)any notice or request made by the Borrower (other than the Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents (unless it has received written notice that those instructions have been revoked).

(c)The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts in the conduct of its obligations and responsibilities under the Finance Documents and the Agent shall not be liable for any damages, costs, or losses to any person, any diminution in value or any liability whatsoever arising as a result of such reliance.

(d)The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

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(f)Without prejudice to the generality of clause 34.6(e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrower and shall disclose the same upon the written request of the Borrower or the Majority Lenders.

(g)Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary

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duty or duty of confidentiality. The Agent and any Arranger may do anything which in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(h)Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

1.7Majority Lenders' instructions

(a)Unless a contrary indication appears in a Finance Document, the Agent shall:

(i)exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent); and

(ii)not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders to the Agent (in relation to any right, power, authority or discretion vested in it as Agent) shall be binding on all the Finance Parties.

(c)The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)In the absence of, or while awaiting, instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

(e)The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) or any Hedging Provider in any legal or arbitration proceedings relating to any Finance Document. This clause 34.7(e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

(f)Neither the Agent nor any Arranger shall be obliged to request any certificate, opinion or other information under clause 19 (Information undertakings) unless so required in writing by a Lender or any Hedging Provider, in which case the Agent shall promptly make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.

1.8Responsibility for documentation and other matters

Neither the Agent nor the Sustainability Coordinator, the Documentation Agent nor any Arranger:

(a)is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, any Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance

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Documents or of any representations in any Finance Document or of any copy of any document delivered under any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

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(b)is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any Charter Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or any Charter Document or any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise;

(c)is responsible for the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)is responsible for any loss to the Trust Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)is obliged to account to any person for any sum or the profit element of any sum received by it for its own account;

(f)is responsible for the failure of any Obligor or any other party to perform its obligations under any Finance Document or any Charter Document or the financial condition of any such person;

(g)is responsible for ascertaining whether all deeds and documents which should have been deposited with it under or pursuant to any of the Security Documents have been so deposited;

(h)is responsible for investigating or making any enquiry into the title of any Obligor to any of the Charged Property or any of its other property or assets;

(i)is responsible for the failure to register any of the Security Documents with the Registrar of Companies or any other public office;

(j)is responsible for the failure to register any of the Security Documents in accordance with the provisions of the documents of title of any Obligor to any of the Charged Property;

(k)is responsible for the failure to take or require any Obligor to take any steps to render any of the Security Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned; or

(l)is responsible (save as otherwise provided in this clause 34) for taking or omitting to take any other action under or in relation to the Security Documents;

(m)is responsible on account of the failure of any other beneficiary of a Security Document to perform or discharge any of its duties or obligations under the Security Documents; or

(n)is (unless it is the same entity as the Agent) responsible on account of the failure of the Agent and/or any other beneficiary of a Security Document to perform or discharge any of its duties or obligations under the Security Documents; or

(o)for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law relating to insider dealing or otherwise.

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1.9Exclusion of liability

(a)Without limiting clause 34.9(b) the Agent will not be liable for :

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(i)any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document; or

(iii)without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)any act, event or circumstance not reasonably within its control; or

(B)the general risks of investment in, or the holding of assets in, any jurisdiction including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency, restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document any officer, employee or agent of the Agent may rely on this clause subject to clause 1.3 and the provisions of the Third Parties Act.

(c)The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)Nothing in this Agreement shall oblige the Agent or any Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender or any Hedging Provider and each Lender and each Hedging Provider confirms to the Agent, the Documentation Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Arranger.

(e)Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but

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without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss.

(f)In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages

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1.10Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against:

(a)any Losses for negligence or any other category of liability whatsoever incurred by such Lenders' Representative in the circumstances contemplated pursuant to clause 37.11 (Disruption to payment systems etc) notwithstanding the Agent's negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent); and

(b)any other Losses (otherwise than by reason of the Agent's gross negligence or wilful misconduct) including the costs of any person engaged in accordance with clause 34.6(c) (Rights and discretions of the Agent) and any Receiver in acting as its agent under the Finance Documents in each case incurred by the Agent in acting as such under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document or out of the Trust Property). The Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

1.11Resignation of the Agent

(a)The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders, the Hedging Providers and the Borrower.

(b)Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)If the Majority Lenders have not appointed a successor Agent in accordance with clause 34.11(b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may, if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent, agree with the proposed successor Agent (subject to the liability under this Agreement) amendments to this clause 34 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees, together with any reasonable amendments to the agency fee payable under this Agreement (subject to the which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)The retiring Agent shall, either at the Lenders' expense if it has been required to resign pursuant to clause 34.11(h) or otherwise at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

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(f)The Agent's resignation notice shall only take effect upon the appointment of a successor.

(g)Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of clause 14.3 (Indemnity to the Agent) and this clause 34 (and any agency fees for

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the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with clause 34.11(a). In this event, the Agent shall resign in accordance with clause 34.11(a).

(i)At any time after the appointment of a successor, the retiring Agent shall execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Agent (except where the Agent is retiring pursuant to clause 34.11(h) in which case such costs shall be borne by the Lenders (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero).

(j)The Agent shall resign in accordance with clause 34.11(b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph 34.11(c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)the Agent fails to respond to a request under clause 12.8 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)the information supplied by the Agent pursuant to clause 12.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

1.12Confidentiality

(a)In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its department, division or team directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions, departments or teams.

(b)If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, nor any Arranger is obliged to disclose to any other person (i) any confidential

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information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

1.13Relationship with the Lenders and Hedging Provider

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(a)The Agent may treat the person shown in its records as Lender or each Hedging Provider at the opening of business (in the place of its principal office as notified to the Finance Parties from time to time) as the Lender or (as the case may be) a Hedging Provider acting through its Facility Office:

(i)entitled to or liable for any payment due under any Finance Document on that day; and

(ii)entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days prior notice from that Lender (or as the case may be a Hedging Provider) to the contrary in accordance with the terms of this Agreement.

(b)Each Lender and each Hedging Provider shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent to perform its functions as Agent, including, but not limited to, any information which the Agent may require to comply with "know your customer checks" or similar identification procedures.

1.14Credit appraisal by the Lenders and Hedging Providers

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and each Hedging Provider confirms to each other Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)the financial condition, status and nature of each Obligor and other Group Member;

(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any Charter Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Charter Document;

(c)the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)whether any Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(e)the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document or, any Charter Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Charter Document; and

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(f)the right of title of any person to, or the value or sufficiency of, any part of the Charged Property, the priority of the Security Documents or the existence of any Security Interest affecting the Charged Property.

1.15Deduction from amounts payable by the Agent

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If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

1.16

Any amount payable to the Agent under clauses 14.3 (Indemnity to the Agent), 16 (Costs and expenses) and/or 34.10 () shall, following the occurrence of an Event of Default which is continuing, include the cost of utilising the other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the other Finance Parties, and is in addition to any fee paid or payable to the Agent under clause 11 (Fees).

1.17Amounts paid in error

(a)If the Agent pays an amount to another party and the Agent notifies that party that such payment was an Erroneous Payment then the party to whom that amount was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of such notice by the Agent to the date of receipt of that amount by the Agent, calculated by the Agent to reflect its cost of funds.

(b)Neither:

(i)the obligations of any party to the Agent; nor

(ii)the remedies of the Agent,

(whether arising under this clause 34.17 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or any other party).

(c)All payments to be made by a party to the Agent (whether made pursuant to this clause 34.17 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

In this Agreement, Erroneous Payment means a payment of an amount by the Agent to another party which the Agent determines (in its sole discretion) was made in error.

1.18Security Agent

(a)Each other Finance Party appoints the Security Agent to act as its agent and (to the extent permitted under any applicable law) trustee under and in connection with the Security Documents and confirms that the Security Agent shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to the beneficiaries of those Security Documents.

(b)Each other Finance Party authorises the Security Agent:

(i)to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

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(ii)to execute each of the Security Documents and all other documents that may be approved by the Agent and/or the Majority Lenders for execution by it.

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(c)The Security Agent accepts its appointment under this clause 34.18 (Security Agent) as trustee of the Trust Property with effect from the date of this Agreement and declares that it holds the Trust Property on trust for itself, the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms set out in clauses 34.18 to 34.27 (inclusive) and the Security Documents to which it is a party.

1.19Application of certain clauses to Security Agent

(a)Clauses 34.6 (Rights and discretions of the Agent), 34.8 (Responsibility for documentation and other matters), 34.9 (Exclusion of liability), 34.10 (Lenders' indemnity to the Agent),
34.11 (Resignation of the Agent), 45 (Confidentiality), 34.13 (Relationship with the Lenders and Hedging Providers), 34.14 (Credit appraisal by the Lenders and Hedging Providers) and 34.15 (Deduction from amounts payable by the Agent) shall each extend so as to apply to the Security Agent in its capacity as such and for that purpose each reference to the "Agent" in these clauses shall extend to include in addition a reference to the "Security Agent" in its capacity as such and, in clause 34.6 (Rights and discretions of the Agent), references to the Lenders and a group of Lenders shall refer to the Agent.

(b)In addition, clause 34.11 (Resignation of the Agent) shall, for the purposes of its application to the Security Agent pursuant to paragraph (a) above, have the following additional sub- clause:

At any time after the appointment of a successor, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Security Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Security Agent (except where the Security Agent is retiring under clause 34.11 (Resignation of the Agent) as extended to it by paragraph (a) above, in which case such costs shall be borne by the Lenders (in proportion (if no part of the Loan is then outstanding) to their shares of the Total Commitments or (at any other time) to their participations in the Loan).

1.20Instructions to Security Agent

(a)The Security Agent shall:

(i)unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Agent; and

(ii)not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)Unless a contrary indication appears in a Finance Document, any instructions given to the Security Agent by the Agent shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

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(d)The Security Agent may refrain from acting in accordance with any instructions of the Agent until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

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(e)In the absence of instructions, the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)The Security Agent is not authorised to act on behalf of a Lender or any Hedging Provider (without first obtaining that Lender's or the relevant Hedging Provider's consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 34.20(f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

1.21Order of application

(a)The Security Agent agrees to apply the Trust Property and each other beneficiary of the Security Documents agrees to apply all moneys received by it in the exercise of its rights under the Security Documents in accordance with the following respective claims:

(i)first, as to a sum equivalent to the amounts payable to the Security Agent under the Finance Documents (excluding any amounts received by the Security Agent pursuant to clause 34.10 (Lenders' indemnity to the Agent) as extended to the Security Agent pursuant to clause 34.19 (Application of certain clauses to Security Agent), for the Security Agent absolutely;

(ii)secondly, as to a sum equivalent to the aggregate amount then due and owing to the other Finance Parties (except the Hedging Providers) under the Finance Documents (except any Hedging Contracts), for those Finance Parties (except the Hedging Providers) absolutely, and pro-rata to the amounts owing to them under the Finance Documents (except any Hedging Contracts);

(iii)thirdly, until such time as the Security Agent is satisfied that all obligations owed to the Finance Parties (except the Hedging Providers) have been irrevocably and unconditionally discharged in full, any sum held by the Security Agent on a suspense account for payment of any further amounts owing to the Finance Parties (except the Hedging Providers) under the Finance Documents (except any Hedging Contracts) and further application in accordance with this paragraph (a) as and when any such amounts later fall due;

(iv)fourthly, as to a sum equivalent to the aggregate net amount then due to the Hedging Providers but unpaid under any Hedging Contracts, for the Hedging Providers absolutely, and pro rata to the net amounts owing to them under those Hedging Contracts;

(v)fifthly, to such other persons (if any) as are legally entitled thereto in priority to the Obligors; and

(vi)sixthly, as to the balance (if any), for the Obligors by or from whom or from whose assets the relevant amounts were paid, received or recovered or other person entitled to them.

(b)The Security Agent and each other beneficiary of the Security Documents shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Agent (acting on the instructions of the Agent), any other beneficiary of the Security Documents or any receiver or administrator may credit any

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moneys received by it to a suspense account for so long and in such manner as the Security Agent, such other beneficiary of the Security Documents or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrower or any other person liable.

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(c)The Security Agent and/or any other beneficiary of the Security Documents shall obtain a good discharge in respect of the amounts expressed to be due to the other Finance Parties as referred to in this clause 34.21 by distributing the same in accordance with clause 37 (Payment mechanics).

1.22Powers and duties of the Security Agent as trustee of the security

In its capacity as trustee in relation to the Trust Property, the Agent:

(a)shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Agreement and/or any Security Document but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement;

(b)shall (subject to clause 34.21 (Order of application)) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by any Finance Document which, in the reasonable opinion of the Security Agent, it would not be practicable to distribute immediately, by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify the same and the Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Agent's gross negligence or wilful misconduct;

(c)may, in the conduct of its obligations under and in respect of the Security Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his or her in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Agent shall have exercised reasonable care in the selection of such agent; and

(d)may place all deeds and other documents relating to the Trust Property which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Security Agent exercising reasonable care or with any firm of solicitors or company whose business includes undertaking the safe custody of documents selected by the Security Agent exercising reasonable care and may make any such arrangements as it thinks fit for allowing Obligors access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors or company (save that it shall take reasonable steps to pursue any person who may be liable to it in connection with such loss).

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1.23All enforcement action through the Security Agent

(a)None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in favour of the Security Agent only or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent.

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(b)None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in their favour or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent. If any Finance Party (other than the Security Agent) is a party to any Security Document it shall promptly upon being requested by the Agent to do so grant a power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to exercise any rights, discretions or powers or to grant any consents or releases under such Security Document.

1.24Co-operation to achieve agreed priorities of application

The other Finance Parties shall co-operate with each other and with the Security Agent and any receiver or administrator under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 34.21 (Order of application).

1.25Indemnity from Trust Property

(a)In respect of all liabilities, costs or expenses for which the Obligors are liable under this Agreement, the Security Agent and each Affiliate of the Security Agent and each officer or employee of the Agent or its Affiliate (each a Relevant Person) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by such Relevant Person:

(i)in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Finance Documents;

(ii)as a result of any breach by an Obligor of any of its obligations under any Finance Document;

(iii)in respect of any Environmental Claim made or asserted against a Relevant Person which would not have arisen if the Finance Documents had not been executed; and

(iv)in respect of any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Trust Property or the provisions of any of the Finance Documents.

(b)The rights conferred by this clause 34.25 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents. Nothing contained in this clause 34.25 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person's own gross negligence or wilful misconduct.

1.26Finance Parties to provide information

The other Finance Parties shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Security

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Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to make the calculations and applications contemplated by clause 34.21 (Order of application) above and to apply amounts received under, and the proceeds of realisation of, the

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Security Documents as contemplated by the Security Documents, clause 37.5 (Partial payments) and clause 34.21 (Order of application).

1.27Release to facilitate enforcement and realisation

Each Finance Party acknowledges that pursuant to any enforcement action by the Security Agent (or a Receiver) carried out on the instructions of the Agent it may be desirable for the purpose of such enforcement and/or maximising the realisation of the Charged Property being enforced against, that any rights or claims of or by the Security Agent (for the benefit of the Finance Parties) and/or any Finance Parties against any Obligor and/or any Security Interest over any assets of any Obligor (in each case) as contained in or created by any Finance Document, other than such rights or claims or security being enforced, be released in order to facilitate such enforcement action and/or realisation and, notwithstanding any other provision of the Finance Documents, each Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to fully effect such enforcement action and realisation including, without limitation, to the extent necessary for such purposes to execute release documents in the name of and on behalf of the Finance Parties. Where the relevant enforcement is by way of disposal of membership interests in an Owner, the requisite release shall include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against such Owner and of all Security Interests over the assets of such Owner.
1.28Undertaking to pay

Each Obligor which is a Party undertakes with the Security Agent on behalf of the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent all money from time to time owing, and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

1.29Additional trustees

The Security Agent shall have power by notice in writing to the other Finance Parties and the Borrower to appoint any person approved by the Borrower (such approval not to be unreasonably withheld or delayed) either to act as separate trustee or as co-trustee jointly with the Security Agent:

(a)if the Security Agent reasonably considers such appointment to be in the best interests of the Finance Parties;

(b)for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or

(c)for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained,

and any person so appointed shall (subject to the provisions of this Agreement) have such rights (including as to reasonable remuneration), powers, duties and obligations as shall be conferred or imposed by the instrument of appointment. The Security Agent shall have power to remove any person so appointed. At the request of the Security Agent, the other parties to this Agreement shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such party irrevocably authorises the Security Agent in its name and on its behalf to do the same. Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent and (subject always to the provisions of this Agreement) have such trusts, powers, authorities, liabilities

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and discretions (not exceeding those conferred on the Security Agent by this Agreement and the other Finance Documents) and such duties and obligations as shall be conferred or imposed by the instrument of appointment (being no less onerous than would have applied to the Security Agent but for the appointment). The Security Agent shall not be bound to

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supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

1.30Non-recognition of trust

It is agreed by all the parties to this Agreement that:

(a)in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this clause 34, the relationship of the Security Agent and the other Finance Parties shall be construed as one of principal and agent, but to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement; and

(b)the provisions of this clause 34 insofar as they relate to the Security Agent in its capacity as trustee for the Finance Parties and the relationship between themselves and the Security Agent as their trustee may be amended by agreement between the other Finance Parties and the Security Agent. The Security Agent may amend all documents necessary to effect the alteration of the relationship between the Security Agent and the other Finance Parties and each such other party irrevocably authorises the Security Agent in its name and on its behalf to execute all documents necessary to effect such amendments.

34Conduct of business by the Finance Parties
1.1Finance Parties tax affairs

No provision of this Agreement will:

(a)interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

1.2Finance Parties acting together

Notwithstanding clause 2.2 (Finance Parties' rights and obligations), if the Agent makes a declaration under clause 30.23 (Acceleration) the Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrower and any Group Members and generally administer the Facility in accordance with the wishes of the Majority Lenders. All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall be entitled to take action independently against any Obligor or any of its assets without the prior consent of the Majority Lenders.

This clause shall not override clause 34 (Roles of Agent, Security Agent and Arrangers) as it applies to the Security Agent.

1.3Majority Lenders

(a)Where any Finance Document provides for any matter to be determined by reference to the opinion of, or to be subject to the consent, approval or request of, the Majority Lenders or for any action to be taken on the instructions of the Majority Lenders (a majority decision), such

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majority decision shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such majority decision is required and the relevant majority of Lenders shall have given or issued such majority decision. However (as between any Obligor and the Finance Parties) the relevant Obligor shall be entitled

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(and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Lenders when notified to this effect by the Agent whether or not this is the case.

(b)If, within ten Business Days of the Agent despatching to each Lender a notice requesting instructions (or confirmation of instructions) from the Lenders or the agreement of the Lenders to any amendment, modification, waiver, variation or excuse of performance for the purposes of, or in relation to, any of the Finance Documents, the Agent has not received a reply specifically giving or confirming or refusing to give or confirm the relevant instructions or, as the case may be, approving or refusing to approve the proposed amendment, modification, waiver, variation or excuse of performance, then (irrespective of whether such Lender responds at a later date) the Agent shall treat any Lender which has not so responded as having indicated a desire to be bound by the wishes of 60 per cent. of those Lenders (measured in terms of the total Commitments of those Lenders) which have so responded.

(c)For the purposes of clause 35.3(b), any Lender which notifies the Agent of a wish or intention to abstain on any particular issue shall be treated as if it had not responded.

(d)Clauses 35.3(b) and 35.3(c) shall not apply in relation to those matters referred to in, or the subject of, clause 43.2 (Exceptions).

1.4Conflicts

(a)The Borrower acknowledges that any Arranger and its parent undertaking, subsidiary undertakings and fellow subsidiary undertakings (together an Arranger Group) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrower may have conflicting interests in respect of the Facility or otherwise.

(b)No member of an Arranger Group shall use confidential information gained from any Obligor by virtue of the Facility or its relationships with any Obligor in connection with their performance of services for other persons. This shall not, however, affect any obligations that any member of an Arranger Group has as Agent in respect of the Finance Documents. The Borrower also acknowledges that no member of an Arranger Group has any obligation to use or furnish to any Obligor information obtained from other persons for their benefit.

(c)The terms parent undertaking, subsidiary undertaking and fellow subsidiary undertaking when used in this clause have the meaning given to them in sections 1161 and 1162 of the Companies Act 2006.

35Sharing among the Finance Parties
1.1Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 37 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or

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made by the Agent and distributed in accordance with clause 37 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

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(c)the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 37.5 (Partial payments).

1.2Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 37.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

1.3Recovering Finance Party's rights

On a distribution by the Agent under clause 36.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

1.4Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

1.5Exceptions

(a)This clause 36 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings in accordance with the terms of this Agreement, if:

(i)it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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SECTION 11 - ADMINISTRATION
36Payment mechanics
1.1Payments to the Agent

(a)On each date on which an Obligor or a Lender is required to make a payment under a Finance Document (other than a Hedging Contract), that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

1.2Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 37.3 (Distributions to an Obligor) and clause 37.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency.

1.3Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 38 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

1.4Clawback

(a)Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

1.5Partial payments

(a)If the Agent receives a payment for application against amounts due under the Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

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(i)first, in or towards payment pro rata of any unpaid fees, costs and expenses (ignoring any fees payable under clause 11 (Fees)) of the Agent, the Security Agent or the Arrangers under those Finance Documents;

(ii)secondly, pro rata in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 34.10 (Lenders' indemnity to the Agent)

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(including but not limited to any amount resulting from the indemnity to the Security Agent under clause 34.19 (Application of certain clauses to the Security Agent);

(iii)thirdly, pro-rata in or towards payment to the Lenders pro rata of any accrued interest, fee or commission or other amounts due to them but unpaid under the Finance Documents;

(iv)fourthly, in or towards payment to the Lenders pro rata of any principal which is due but unpaid under the Finance Documents;

(v)fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (except any Hedging Contracts); and

(vi)sixthly, pro-rata in or towards payment to the Hedging Providers of any net amounts due to them but unpaid under any Hedging Contracts;

(b)The Agent shall, if so directed by all the Lenders and the Hedging Providers, vary the order set out in paragraphs (ii) to (v) of clause 37.5(a).

(c)Clauses 37.5(a) and 37.5(b) above will override any appropriation made by an Obligor.

1.6No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

1.7Business Days

(a)Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

1.8Payments on demand

For the purposes of clause 30.1 and subject to the Agent's right to demand interest under clause
8.4 (Default interest), payments on demand shall be treated as paid when due if paid within three Business Days of demand.

1.9Currency of account

(a)Subject to clauses 37.9(b) to 37.9(c), dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.

(c)Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

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(d)All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale. Neither the Security Agent nor such Receiver will have any liability to

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that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

1.10Change of currency

(a)Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

1.11Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Payment Disruption Event has occurred or the Agent is notified by the Borrower that a Payment Disruption Event has occurred:

(a)the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Payment Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 43 (Amendments and grant of waivers);

(e)the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause
37.11; and

(f)the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

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37Set-off
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

38Notices
1.1Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.

1.2Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)in the case of any Obligor which is a Party, that identified with its name in Part 1 of Schedule 1 (The original parties);

(b)in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;

(c)in the case of the Agent, the Security Agent and any other original Finance Party that identified with its name in Part 1 of Schedule 1 (The original parties);

(d)in the case of the Hedging Providers, that identified with its name in Part 1 of Schedule 1 (The original parties); and

(e)in the case of each Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity,

or, in each case, any substitute address, or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

1.3Delivery

(a)Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when the letter has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details provided under clause 39.2 (Addresses), if addressed to that department or officer.

(b)Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Part 1 of

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Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

(c)All notices from or to an Obligor shall be sent through the Agent.

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(d)Any communication or document made or delivered to the Borrower in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

1.4Notification of address

Promptly upon receipt of notification of an address or change of address pursuant to clause 39.2 (Addresses) or changing its own address, the Agent shall notify the other Parties.

1.5Electronic communication

(a)Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)notify each other of any change to their address or any other such information

(b)Any such electronic communication or document as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and, in the case of any electronic communication or document made or delivered by a Party to the Agent or the Security Agent, only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

(d)Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p. m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement or any other Finance Document shall be deemed only to become effective on the following day.

(e)Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this clause 39.5.

1.6English language

(a)Any notice given under or in connection with any Finance Document shall be in English.

(b)All other documents provided under or in connection with any Finance Document shall be:

(i)in English; or

(ii)if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

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39Calculations and certificates
1.1Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

1.2Certificates and determinations

Any certification or determination by the Agent of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

1.3Day count convention

(a)Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(i)on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the "Interbank Market " or as the case may be, the Relevant Market differs, in accordance with that market practice; and

(ii)subject to paragraph (b) below, without rounding.

(b)The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

40Partial invalidity
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

41Remedies and waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

42Amendments and grant of waivers
1.1Required consents

(a)Subject to clause 43.2 (Exceptions) and clause 43.4 (Changes to Reference Rates), any term of the Finance Documents may be amended or waived with the written consent of the Agent (acting on the instructions of the Majority Lenders and, if it affects the rights and obligations of the Agent or the Security Agent, the consent of the Agent or the Security Agent) and any such amendment or waiver agreed or given by the Agent will be binding on the other Finance Parties.

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(b)The Agent may (or in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.

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1.2Exceptions

(a)An amendment, waiver or discharge or release that has the effect of changing or which relates to:

(i)the definition of "Majority Lenders" in clause 1 (Definitions);

(ii)the definition of "Availability Period" in clause 1 (Definitions);

(iii)the definition of "Flag State" in clause 1 (Definitions);

(iv) or
1 (Definitions);

(v)an extension to the date of payment of any amount under the Finance Documents;

(vi)a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated (save that any reduction in Margin by operation of the Sustainability Margin Adjustment shall not be caught by this provision);

(vii)an increase in, or an extension of, any Commitment;

(viii)a change to the Borrower or any other Obligor;

(ix)any provision which expressly requires the consent or approval of all the Lenders;

(x)clause 2.2 (Finance Parties' rights and obligations), clause 18.34 (Sanctions), clause 19.7 (Sanctions information), clause 21.13 (Sanctions), clause 23.6(c) (Maintenance of class; compliance with laws and codes), clause 32 (Changes to the Lenders), clause 36.1 (Payments to Finance Parties) or this clause 43;

(xi)the order of distribution under clause 37.5 (Partial payments);

(xii)the order of distribution under clause 34.21 (Order of application);

(xiii)this clause 43.2(a);

(xiv)the currency in which any amount is payable under any Finance Document;

(xv)the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Security Documents are distributed;

(xvi)the nature or scope of the guarantee and indemnity granted under clause 17 (Guarantee and Indemnity); or

(xvii)the circumstances in which the security constituted by the Security Documents are permitted or required to be released under any of the Finance Documents,

shall not be made without the prior consent of all the Lenders.

(b)Amendments to or waivers in respect of the Hedging Contracts may only be agreed by the relevant Hedging Provider.

(c)An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, the Sustainability Coordinator, the Documentation Agent or the Arrangers in their respective capacities as such (and not just as a Lender) may not be effected without the

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consent of the Agent, the Security Agent, the Sustainability Coordinator, the Documentation Agent or the Arrangers (as the case may be).

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(d)Notwithstanding clauses 43.1 and 43.2(a) to 43.2(c) (inclusive), the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

1.3Releases

Except with the approval of all of the Lenders or as is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release:

(a)any Charged Property from the security constituted by any Security Document; or

(b)any Obligor from any of its guarantee or other obligations under any Finance Document.

1.4Changes to Reference Rates

(a)Subject to clauses 43.2(b) and 43.2 (c) (Exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for dollars, any amendment or waiver which relates to:

(i)providing for the use of a Replacement Reference Rate; and (ii)
(A)aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)implementing market conventions applicable to that Replacement Reference Rate;

(D)providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrower.

(b)If any Lender fails to respond to a request for an amendment or waiver described in, or for any other vote of Lenders in relation to, paragraph (a) above within ten Business Days (or such longer time period in relation to any request which the Borrower and the Agent may agree) of that request being made:

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(i)its Commitment or its participation in the Loan (as the case may be) shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan (as applicable) when ascertaining whether any relevant percentage of Total

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Commitments or the aggregate of participations in the Loan (as applicable) has been obtained to approve that request; and

(ii)its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(c)In this clause 43.4:

Published Rate means the RFR.

Published Rate Replacement Event means, in relation to a Published Rate:

(a)the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Borrower, materially changed;

(b)

(i)

(A)the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(C)the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(D)the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(E)the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used;

(c)the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrower) temporary; or

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(ii)that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the Published Rate Contingency Period in the Compounded Rate Terms relating to that Published Rate; or

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(d)in the opinion of the Majority Lenders and the Borrower, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Reference Rate means a reference rate which is:

(a)formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)the administrator of that Published Rate; or

(ii)any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the Replacement Reference Rate will be the replacement under paragraph (ii) above;

(b)in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(c)in the opinion of the Majority Lenders and the Borrower, an appropriate successor to a Published Rate.

1.1Releases

Except with the approval of all of the Lenders or as is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release:

(a)any Charged Property from the security constituted by any Security Document; or

(b)any Obligor from any of its guarantee or other obligations under any Finance Document.

1.2Disenfranchisement of Defaulting Lenders

(a)For so long as a Defaulting Lender has any undrawn Commitments, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitments will be reduced by the amount of its undrawn Commitments.

(b)For the purposes of this clause 43.6, the Agent may assume that the following Lenders are Defaulting Lenders:

(c)any Lender which has notified the Agent that it has become a Defaulting Lender; and

(d)any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

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1.3Replacement of a Defaulting Lender

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(a)The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 20 Business Days' prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) assign pursuant to clause 32 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Borrower, and which is acceptable to the Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loan and all accrued interest and other amounts payable in relation thereto under the Finance Documents.

(b)Any assignment by a Defaulting Lender pursuant to this clause shall be subject to the following conditions:

(i)the Borrower shall have no right to replace the Agent;

(ii)neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)the transfer must take place no later than 14 days after the notice referred to in clause 43.7(a) above; and

(iv)in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

43Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

44Confidentiality
1.1Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 45.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

1.2Disclosure of Confidential Information

Any Finance Party may disclose:

(a)to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, insurance and reinsurance advisors, insurance and reinsurance brokers, insurers and reinsurers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this clause 45.2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price- sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional

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obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)to any person:

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(i)to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent, and, in each case, to any of that person's Affiliates, Representatives and professional advisers;

(ii)with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation or risk mitigation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Representatives and professional advisers;

(iii)appointed by any Finance Party or by a person to whom clause 45.2(b)(i) or 45.2(b)(ii) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under clause 34.13 (Relationship with the Lenders and Hedging Providers));

(iv)who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in clause 45.2(b)(i) or 45.2(b)(ii);

(v)to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)to whom or for whose benefit that Finance Party charges, assigns or otherwise creates security (or may do so) pursuant to clause 32.8 (Security over Lenders' rights);

(viii)who is a Party; or

(ix)with the consent of the Borrower,

in each case, such Confidential Information as that Finance Party shall consider appropriate; and

(c)to any person appointed by that Finance Party or by a person to whom clauses 45.2(b)(i) or 45.2(b)(ii) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this clause 45.2(c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

1.3Disclosure by the Obligors

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The Obligors shall not issue any press release, public communication or otherwise disclose publically (save as required by any regulatory authority) any information in relation to the Sustainability Margin Adjustment under this Agreement without the prior written consent of the

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Sustainability Coordinator and, as the case may be, all Lenders who are to be identified in such release, communication or disclosure.

1.4Entire agreement

This clause 45 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

1.5Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

1.6Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by applicable law) to inform the Borrower:

(a)of the circumstances of any disclosure of Confidential Information made pursuant to clause 45.2(v) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and

(b)upon becoming aware that Confidential Information has been disclosed in breach of this clause 45 (Confidentiality).

1.7Continuing obligations

The obligations in this clause 45 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)the date on which such Finance Party otherwise ceases to be a Finance Party.

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SECTION 12 - GOVERNING LAW AND ENFORCEMENT
45Governing law
This Agreement and any non-contractual obligations connected with it are governed by English law.

46Enforcement
1.1Jurisdiction of English courts

(a)The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)This clause 47.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

1.2Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor which is a Party:

(a)irrevocably appoints the person named in Part 1 of Schedule 1 (The original parties) as that Obligor's English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c)if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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The parties

Part 1 The original parties Borrower

Name:	Navigator Gas L.L.C.
Jurisdiction of formation	Republic of the Marshall Islands
Registration number (or equivalent, if any)	961263
English process agent	NGT Services (UK) Limited
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands
Address for service of notices	NGT Services (UK) Limited 10 Bressenden Place London SW1E 5DH England Attention: Niall Nolan

The Parent

Name of Parent	Navigator Holdings Ltd.
Jurisdiction of incorporation	Republic of the Marshall Islands
Registration number (or equivalent, if any)	29140
English process agent	NGT Services (UK) Limited
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands
Address for service of notices	NGT Services (UK) Limited 10 Bressenden Place London SW1E 5DH England Attention: Niall Nolan

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The Original Lenders and their Commitments

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Name	Address and email		Total Commitments ($)
Nordea Bank Abp, filial i Norge	Address: Essendrops gate 7 0368 Oslo Norway		50,000,000
	Credit Matters: Magnus L0vstad ( magnus.lovstad@nordea.com)
	Didrik Wahl ( didrik.b.wahl@nordea.com)
	Agency Matters
	agency.soosid@nordea.com
	Administration/ Operation Matters: Email: sls.norway@nordea.com Attn: Structured Loan & Collateral Services
ABN AMRO Bank N.V.	Gustav Mahlerlaan 10, 1082PP, Amsterdam Credit Matters: Yulia Yavid (yulia.yavid@nl.abnamro.com) / Celina Ferreras Velasco ( celina.ferreras.velasco@nl.abnamro.com). Administration: lendingsupport.specialized.1@nl.abnamro.com		50,000,000
BNP Paribas S.A.	Address: Attention:	9 rue du Debarcadere 93500, Pantin, France BOCI CFI 2 TEAM; CTM Shipping; Melissa Doucoure; Michael Neel	50,000,000

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Name	Address and email	Total Commitments ($)

Credit Matters:
Karim BAZ: karim.baz@bnpparibas.com
Jaime BARJAU: Jaime.barjau@bnpparibas.com

Operational Matters:
BOCI CFI 2 Team: paris.cib.boci.cfi.2@bnpparibas.com CTM Transportation; Michael NEEL; Elodie LEGUERCH:
 paris.cib.cbe.ctm.transportation@bnpparibas.com

Skandinaviska EnskildaI Banken AB (publ)	Credit Matters (financial reports, press releases, etc): Address: SEB, One Carter Lane, London, EC4V 5AN, UK Attention: Malcolm Stonehouse Email: malcolm.stonehouse@seb.co.uk Copy: Attention: Ina Kuliese Email: ina.kuliese@seb.co.uk Operational Matters (drawdown requests, fees, etc): Address: Stjarntorget 4, 106 40 Stockholm, Sweden Attention: SEB Structured Credit Operations Email: sco@seb.se	50,000,000
Total		200,000,000

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The Agent

Name	Nordea Bank Abp, filial i Norge
Facility Office, address and attention details for notices and account details for payments
Address:    Essendrops gate 7,
0368 Oslo, Norway

Attention:    Loan Agency Team Norway

Email:    agency.soosid@nordea.com

Account details for payments:

Pay to:    Nordea Bank Abp, filial i Norge

Swift No:    NDEANOKK

For Account of:    Nordea Bank Abp, filial i Norge, Structured
Loan & Collateral Services
Swift No:    BOFAUS3N

Account:    6550168948

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The Security Agent

Name	Nordea Bank Abp, filial i Norge
Facility Office, address and attention details for notices and account details for payments
Address:    Essendrops gate 7,
0368 Oslo, Norway

Attention:    Loan Agency Team Norway

Email:    agency.soosid@nordea.com

Account details for payments:

Pay to:    Nordea Bank Abp, filial i Norge

Swift No:    NDEANOKK

For Account of:    Nordea Bank Abp, filial i Norge, Structured
Loan & Collateral Services
Swift No:    BOFAUS3N

Account:    6550168948

The Sustainability Coordinator

Name	ABN AMRO	Bank	N.V.
Facility Office, address	Address:	Coolsingel 93, 3012 AE Rotterdam
and attention details for notices	Attention:	Dien Quan
	Tel:	+31 (0)10 40156 39
	E-mail:	loket.leningenadministratie.ccs@nl.abnamro.com

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The Original Hedging Providers

Name	Nordea Bank Abp
Address, email and attention details for notices	C/O Nordea Denmark, Filial af Nordea Bank Abp, Finland 7288 Derivatives Services Postbox 850 DK-0900 Copenhagen C Denmark Tel: +45 55 47 51 71
Email: otc@nordea.com
Tel: +45 55 47 51 71
Email: otc@nordea.com

Name	ABN AMRO Bank N.V.
Address, email and attention details for notices	Address: Gustav Mahlerlaan 10, 1082PP, Amsterdam Attention: Bart van Mourik / Wouter Kuipers
Email:mdu@nl.abnamro.com; wouter.kuipers@nl.abnamro.com

Name	Skandinaviska Enskilda Banken AB (publ)
Address, email and attention details for notices	Credit Matters (financial reports, press releases, etc):
Address: SEB, One Carter Lane, London, EC4V 5AN, UK
Attention: Malcolm Stonehouse
Email: malcolm.stonehouse@seb.co.uk
Copy:
Attention: Ina Kuliese
Email: ina.kuliese@seb.co.uk
Operational Matters (drawdown requests, fees, etc):

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Address: Stjärntorget 4, 106 40 Stockholm, Sweden Attention: SEB Structured Credit Operations Email: sco@seb.se

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Part 2 The Owners and, together with the Parent, the Guarantors

Name of Owner	Navigator Leo L.L.C.
Jurisdiction of formation	Republic of the Marshall Islands
Registration number (or equivalent, if any)	961910
Ship	NAVIGATOR LEO
English process agent	NGT Services (UK) Limited
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands
Address for service of notices	NGT Services (UK) Limited 10 Bressenden Place London SW1E 5DH England Attention: Niall Nolan

Name of Owner	Navigator Libra L.L.C.
Jurisdiction of formation	Republic of the Marshall Islands
Registration number (or equivalent, if any)	961911
Ship	NAVIGATOR LIBRA
English process agent	NGT Services (UK) Limited
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands
Address for service of notices	C/O NGT Services (UK) Limited 10 Bressenden Place London SW1E 5DH England Attention: Niall Nolan

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Name of Owner	Navigator Jorf L.L.C.
Jurisdiction of formation	Republic of the Marshall Islands
Registration number (or equivalent, if any)	963719
Ship	NAVIGATOR JORF

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English process agent	NGT Services (UK) Limited
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands
Address for service of notices	NGT Services (UK) Limited 10 Bressenden Place London SW1E 5DH England Attention: Niall Nolan

Name of Owner	Navigator Galaxy L.L.C.
Jurisdiction of formation	Republic of the Marshall Islands
Registration number (or equivalent, if any)	962308
Ship	NAVIGATOR GALAXY
English process agent	NGT Services (UK) Limited
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands
Address for service of notices	C/O NGT Services (UK) Limited 10 Bressenden Place London SW1E 5DH England Attention: Niall Nolan

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Name of Owner	Navigator Genesis L.L.C.
Jurisdiction of formation	Republic of the Marshall Islands
Registration number (or equivalent, if any)	962301
Ship	NAVIGATOR GENESIS
English process agent	NGT Services (UK) Limited
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands
Address for service of notices	NGT Services (UK) Limited 10 Bressenden Place London SW1E 5DH England Attention: Niall Nolan

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Name of Owner	Navigator Grace L.L.C.
Jurisdiction of formation	Republic of the Marshall Islands
Registration number (or equivalent, if any)	962306
Ship	NAVIGATOR GRACE
English process agent	NGT Services (UK) Limited
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands
Address for service of notices	NGT Services (UK) Limited 10 Bressenden Place London SW1E 5DH England Attention: Niall Nolan

Name of Owner	Navigator Gusto L.L.C.
Jurisdiction of formation	Republic of the Marshall Islands
Registration number (or equivalent, if any)	962299
Ship	NAVIGATOR GUSTO
English process agent	NGT Services (UK) Limited
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands
Address for service of notices	NGT Services (UK) Limited 10 Bressenden Place London SW1E 5DH England Attention: Niall Nolan

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Name of Owner	Navigator Glory L.L.C.
Jurisdiction of formation	Republic of the Marshall Islands
Registration number (or equivalent, if any)	962307
Ship	NAVIGATOR GLORY
English process agent	NGT Services (UK) Limited

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Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands
Address for service of	NGT Services (UK) Limited
notices	10 Bressenden Place
London
SW1E 5DH
England
Attention: Niall Nolan

Name of Owner	Navigator Scorpio L.L.C.
Jurisdiction of formation	Republic of the Marshall Islands
Registration number (or equivalent, if any)	962303
Ship	NAVIGATOR SCORPIO
English process agent	NGT Services (UK) Limited
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands
Address for service of notices	NGT Services (UK) Limited 10 Bressenden Place London SW1E 5DH England Attention: Niall Nolan

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Name of Owner	Navigator Virgo L.L.C.
Jurisdiction of formation	Republic of the Marshall Islands
Registration number (or equivalent, if any)	962305
Ship	NAVIGATOR VIRGO
English process agent	NGT Services (UK) Limited
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands
Address for service of notices	NGT Services (UK) Limited 10 Bressenden Place London SW1E 5DH England Attention: Niall Nolan

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Ship information

Schedule 1Owner:	Navigator Leo L.L.C.
Ship Name:	Navigator Leo
Official Number	15187
Flag State:	Liberia
Port of Registry	Monrovia
Classification:	1A Tanker for liquefied gas BIS BWM(E(s)) COAT-PSPC(B) E0 Ice(1B) LCS Recyclable SPM TMON(oil lubricated)
Classification Society:	DNV
Major Casualty Amount	$2,000,000

Owner:	Navigator Libra L.L.C.
Ship Name:	Navigator Libra
Official Number	15188
Flag State:	Liberia
Port of Registry	Monrovia
Classification:	1A Tanker for liquefied gas BIS BWM(E(s)) COAT-PSPC(B) E0 Ice(1B) LCS Recyclable SPM TMON(oil lubricated)
Classification Society:	DNV
Major Casualty Amount	$2,000,000

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Exhibit 4.12

Owner:	Navigator Jorf L.L.C.
Ship Name:	Navigator Jorf
Official Number	17997
Flag State:	Liberia
Port of Registry	Monrovia
Classification:	1A Tanker for liquefied gas BIS BWM(E(s), T) COAT-PSPC(B) E0 TMON(oil lubricated)
Classification Society:	DNV

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Exhibit 4.12

Major Casualty Amount	$2,000,000

Owner:	Navigator Galaxy L.L.C.
Ship Name:	Navigator Galaxy
Official Number	15946
Flag State:	Liberia
Port of Registry	Monrovia
Classification:	1A Tanker for liquefied gas BIS E0 NAV-O TMON
Classification Society:	DNV
Major Casualty Amount	$2,000,000

Owner:	Navigator Genesis L.L.C.
Ship Name:	Navigator Genesis
Official Number	15945
Flag State:	Liberia
Port of Registry	Monrovia
Classification:	1A1 Tanker for liquefied gas BIS E0 NAV-O TMON
Classification Society:	DNV
Major Casualty Amount	$2,000,000

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Exhibit 4.12

Owner:	Navigator Grace L.L.C.
Ship Name:	Navigator Grace
Official Number	15943
Flag State:	Liberia
Port of Registry	Monrovia
Classification:	1A1 Tanker for liquefied gas BIS E0 NAV-O TMON
Classification Society:	DNV
Major Casualty Amount	$2,000,000

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Exhibit 4.12

Owner:	Navigator Gusto L.L.C.
Ship Name:	Navigator Gusto
Official Number	15944
Flag State:	Liberia
Port of Registry	Monrovia
Classification:	1A1 Tanker for liquefied gas BIS E0 NAV-O TMON
Classification Society:	DNV
Major Casualty Amount	$2,000,000

Owner:	Navigator Glory L.L.C.
Ship Name:	Navigator Glory
Official Number	15942
Flag State:	Liberia
Port of Registry	Monrovia
Classification:	1A1 Tanker for liquefied gas BIS E0 NAV-O TMON
Classification Society:	DNV
Major Casualty Amount	$2,000,000

Owner:	Navigator Scorpio L.L.C.
Ship Name:	Navigator Scorpio
Official Number	15940
Flag State:	Liberia
Port of Registry	Monrovia
Classification:	1A Tanker for liquefied gas BIS BWM(E(s), T) E0 LCS TMON(oil lubricated)
Classification Society:	DNV
Major Casualty Amount	$2,000,000

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Exhibit 4.12

Owner:	Navigator Virgo L.L.C.
Ship Name:	Navigator Virgo

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Exhibit 4.12

Official Number	15941
Flag State:	Liberia
Port of Registry	Monrovia
Classification:	1A Tanker for liquefied gas BIS BWM(E(s, f), T) E0 LCS TMON(oil lubricated)
Classification Society:	DNV
Major Casualty Amount	$2,000,000

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Exhibit 4.12

Conditions precedent

Part 1
Conditions precedent to the Utilisation Request

1Obligors' corporate documents

(a)A copy of the Constitutional Documents of each Obligor.

(b)A copy of a resolution of the board of directors of each Obligor (or any committee of such board empowered to approve and authorise the following matters) and, if applicable, a copy of a resolution of the shareholders and/or members of each Obligor:

(i)approving the terms of, and the transactions contemplated by, the Finance Documents or any Charter (Relevant Documents) to which it is a party and resolving that it execute the Relevant Documents;

(ii)authorising a specified person or persons to execute the Relevant Documents on its behalf; and

(iii)authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Relevant Documents to which it is a party.

(c)If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.

(d)A certificate of the Parent (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(e)A copy of any power of attorney under which any person is to execute any of the Relevant Documents on behalf of any Obligor.

(f)A certificate of an authorised signatory of the Parent certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

(g)For each Obligor, a certificate of goodstanding from the registrar of corporations in the jurisdiction of its incorporation or organisation.

2Legal opinions

(a)An agreed form legal opinion of Norton Rose Fulbright LLP, London addressed to the Arrangers and the Agent on matters of English law, approved by the Agent (acting on the instructions of the Lenders) with such agreed form opinion to be issued as a conditions precedent under Part 2 of Schedule 3 (Ship and security conditions precedent).

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(b)A legal opinion of the legal advisers to the Arrangers and the Agent in Norway in respect of the Account Security, substantially in the form approved by the Agent (acting on the instructions of the Lenders) prior to the Loan to be made for the Facility under this Agreement.

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3Other documents and evidence

(a)Evidence that any process agent referred to in clause 47.2 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the Utilisation Date has accepted its appointment.

(b)A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)The Original Financial Statements.

(d)Evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

4Earnings Account

Evidence that the Earnings Account has been opened and established, that the Account Security in respect of the Earnings Account has been executed and delivered by the Borrower in favour of the Security Agent and that any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it.

5"Know your customer" information

Such documentation and information as any Finance Party may reasonably request through the Agent to comply with "know your customer" or similar identification procedures under all laws and regulations applicable to that Finance Party.

6Structure of the Borrower and Owners

Evidence in form and substance satisfactory to the Agent of the Borrower's and the Owners' ownership and financial structure.

7Material Adverse Effect

Confirmation in a form and substance satisfactory to the Agent that:

(a)since 31 December 2021 nothing has occurred in relation to any Obligor which had, or could reasonably be expected to have, a Material Adverse Effect; and

(b)there is no litigation pending or threatened against any Obligor which has, or could reasonably be expected to have, a Material Adverse Effect.

8No Conflict

Confirmation, in a form and substance satisfactory to the Agent that this Agreement and the transactions contemplated in connection with it do not and will not cause any conflict with, or any default under, any material agreement to which the Obligors are party to.

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9Consents and Approvals

(a)A certificate from an officer of the Borrower that no consents, authorisations, licences or approvals are necessary for the Borrower to authorise or are required by the Borrower in connection with the borrowing by the Borrower of the Loan pursuant to this Agreement or the execution, delivery and performance of the Borrower's Security Documents; and

(b)a certificate from an officer of each Obligor (other than the Borrower) that no consents, authorisations, licences or approvals are necessary for such Obligor to guarantee and/or grant security for the borrowing by the Borrower of the Commitment pursuant to this Agreement and execute, deliver and perform the Security Documents insofar as such Obligor is a party thereto.

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Exhibit 4.12

Part 2
Ship and security conditions precedent

1Corporate documents

(a)A certificate of an authorised signatory of the Borrower and the relevant Owner certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

(b)A certificate of an authorised signatory of each other Obligor which is party to any of the Security Documents required to be executed at or before Delivery of the relevant Ship certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

(c)For the Borrower and each Owner, a certificate of goodstanding from:

(i)the registrar of corporations in the jurisdiction of its incorporation or organisation; and

(ii)in the case of each Owner, the Ministry of Foreign Affairs in the Republic of Liberia certifying it as a Liberian Foreign Maritime Entity or such equivalent certification (to extent available) from the appropriate government entity of the Flag State of the relevant Ship.

2Existing Credit Facilities

Evidence that at the time of the Utilisation the proceeds of the Loan will be used to prepay the Existing Credit Facilities in full and that the security granted in respect of the Ships to secure the Existing Credit Facilities will be discharged, release and/or reassigned (as applicable).

3Guarantees

The Shipowner Guarantees duly executed by each Owner.

4Security

(a)The Mortgage and the General Assignment in respect of each Ship.

(b)Any Charter Assignment then required in respect of the relevant Ship pursuant to the Finance Documents duly executed by the relevant Owner.

(c)

(d)Duly executed notices of assignment and acknowledgements of those notices as required by any of the above Security Documents.

(e)The LLC Interests Security in respect of each of the Owners duly executed by the Borrower together with all letters, transfers, certificates and other documents required to be delivered under the LLC Interests Security.

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5Hedging Master Agreements and Hedging Contract Security

If applicable, evidence that:

(a)each of the Hedging Master Agreements has been executed by the Borrower and each Hedging Provider;

(b)the Borrower has executed the Hedging Contract Security; and

(c)any notice required to be given to each Hedging Provider under the Hedging Contract Security has been given to it and acknowledged by it in the manner required by the Hedging Contract Security.

6Subordination Agreement

If applicable, a Subordination Agreement, duly executed by the relevant Group Members.

7Delivery and registration of Ships

(a)Evidence that each Ship:

(i)is legally and beneficially owned by the relevant Owner and permanently registered in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(ii)is operationally seaworthy and in every way fit for service;

(iii)is classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;

(iv)is insured in the manner required by the Finance Documents;

(v)has been delivered, and accepted for service, under its Charter (if any);

(vi)is free of any other charter commitment which would require approval under the Finance Documents; and

(vii)is free from registered liens and encumbrances other than the relevant Mortgage.

8Mortgage registration

Evidence that the Mortgage in respect of the relevant Ship has been provisionally registered with first preferred status against the relevant Ship through the relevant Registry under the laws and flag of the relevant Flag State.

9Insurance

In relation to the each Ship's Insurances:

(a)an opinion from insurance consultants appointed by the Agent on such Insurances;

(b)evidence that such Insurances have been placed in accordance with clause 24 (Insurance); and

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(c)evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Security Agent in an approved form in relation to the Insurances.

10ISM and ISPS Code

Copies of:

(a)the document of compliance issued in accordance with the ISM Code to the person who is the operator of the relevant Ship for the purposes of that code;

(b)the safety management certificate in respect of such Ship issued in accordance with the ISM Code;

(c)the international ship security certificate in respect of such Ship issued under the ISPS Code; and

(d)if so requested by the Agent, any other certificates issued under any applicable code required to be observed by such Ship or in relation to its operation under any applicable law.

11Charter

(a)A copy, certified by an approved person to be a true and complete copy, of any Charter in relation to the relevant Ship.

(b)If a Charter Assignment is then required in relation to the relevant Ship pursuant to the Finance Documents the Borrower shall procure (using reasonable commercial efforts) such evidence as the Agent may require as to the due incorporation of the relevant Charterer and any other party to the Charter Documents (other than an Obligor).

12Fees and expenses

Evidence that the fees, commissions, costs and expenses that are due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

13Environmental matters

If and when the Ship is to trade to the United States after its Delivery, evidence that the relevant Ship has the required certificate to trade in the United States as required under United States law in respect of the relevant Ship from an approved person.

14Inventory of Hazardous Materials

A copy of the Inventory of Hazardous Materials or equivalent document acceptable to the Agent in respect of each Ship.

15Statement of Compliance

For each Fleet Vessel (a) the relevant ship fuel oil consumption data certificate as provided to the Recognised Organisation and (b) the relevant Statement of Compliance by a Recognised Organisation, confirming inter alia the required variables to calculate the Vessel AER.

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Exhibit 4.12

16Management Agreement

Where any Managers (other than any internal Manager) have been approved in accordance with clause 22.4 (Manager), a copy, certified by an approved person to be a true and complete copy, of the agreement between the relevant Owner and the relevant Manager relating to the appointment of the Manager.

17Value of Security

Valuations (dated not more than 30 days before the Utilisation Date (or such earlier date approved by the Agent)) of all the Ships, prepared by two (2) Approved Brokers, made on the basis of, and in accordance with clause 25 (Minimum security value), in each case made at the cost and expense of the Borrower showing the Borrower is in compliance with 25.12 (Security shortfall).

18Legal Opinions

(a)A legal opinion of Norton Rose Fulbright LLP, London addressed to the Arrangers and the Agent on matters of English law, substantially in the form approved under condition precedent 2(a) of Schedule 3, Part 1.

(b)To the extent not previously provided pursuant to Schedule 3, Part 1, a legal opinion of the legal advisers to the Arrangers and the Agent in each jurisdiction in which an Obligor is incorporated or formed and/or which is or is to be the Flag State of a Mortgaged Ship, each substantially in the form approved by the Agent (acting on the instructions of the Lenders).

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Exhibit 4.12

Utilisation Request

From:    Navigator Gas L.L.C.

To:    [name of Agent] as Agent (for and on behalf of the Finance Parties) Dated:    []
Dear Sirs

$200,000,000
Facility Agreement dated [ ] (the Agreement)

1We refer to the Agreement. This is the Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:    [ ] (or, if that is not a Business Day, the next Business
Day)

Amount:    $ [ ]
Interest Period:    [one][three] months

3We confirm that each condition specified in clause 4.4 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4The purpose of this Loan is [specify purpose complying with clause 3 of the Agreement] [The proceeds of the Loan should be credited to [ ] [specify account(s)].

5This Utilisation Request is irrevocable.

6All of the representations and warranties set out in clause 18 (Representations) are correct at the date of this Utilisation Request.

Yours faithfully

authorised signatory for
Navigator Gas L.L.C.

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Exhibit 4.12

Form of Transfer Certificate

To:    [] as Agent (for and on behalf of the Finance Parties)

From: [single Existing Lender: [The Existing Lender] (the Existing Lender)] [multiple Existing Lenders: [Existing Lender] [and/,] [Existing Lender] [and [Existing Lender]] (together, the Existing Lenders)] and [The New Lender] (the New Lender)

Dated:

$200,000,000 Facility Agreement dated [ ] (the Agreement)

1We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2We refer to clause 32.6 (Procedure for transfer):

(a)[multiple Existing Lenders: Each of the] [single Existing Lender: The] Existing Lender[multiple Existing Lenders: s] and the New Lender agree to the Existing Lender[multiple Existing Lenders: s] assigning to the New Lender all or part of the Existing [single Existing Lender: Lender's] [multiple Existing Lenders: Lenders' respective] Commitment rights and assuming the Existing [single Existing Lender: Lender's] [multiple Existing Lenders: Lenders' respective] obligations referred to in the Schedule in accordance with clause 32.6 (Procedure for transfer) and [multiple Existing Lenders: each of the] [single Existing Lender: the] Existing Lender[multiple Existing Lenders: s] assigns and agrees to assign such rights to the New Lender with effect from the Transfer Date.

(b)

(c)The Facility Office and address and attention details for notices of the New Lender for the purposes of clause 39.2 (Addresses) are set out in the Schedule.

3The New Lender expressly acknowledges the limitations on [multiple Existing Lenders: each of] the Existing [single Existing Lender: Lender's] [multiple Existing Lenders: Lenders' respective] obligations set out in clause 32.5(c).

4This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5This Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

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Exhibit 4.12
The Schedule

Commitment/rights to be assigned and obligations to be assumed

[insert relevant details for each Existing Lender, in particular (having regard to clause 32.2(c))]

Facility Office address

and attention details for notices and account details for payments

[insert relevant details]

[Existing Lender]	[[Existing Lender]	[[Existing Lender]	[New Lender]
By:	By:]	By:]	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed to be as stated above.

[Agent] By:

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Exhibit 4.12

Form of Compliance Certificate

To:    [ ] as Agent (for and on behalf of the Finance Parties) From:     Navigator Holdings Ltd.
Dated:    [ ] Dear Sirs
$200,000,000
Facility Agreement dated [ ] (the Agreement)

1[I/We] refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2[I/We] confirm that with respect to the latest financial quarter of the Group ending on [ ]:

(a)Cash and cash equivalents was at all times, including the ending balance of $[ ], not less than the minimum required amount of the greater of (i) $50,000,000 and (ii) 5% of the Total Indebtedness, calculated as shown in Appendix B; and

(b)the ratio of Total Stockholders' Equity to Total Assets was [ ]%, calculated as shown in Appendix B, versus the minimum required level of not less than 30%.

3[I/We] confirm that Security Value is $[], calculated pursuant to the attached valuations dated [ and such date not older than 30 days from the date of this Compliance Certificate], versus the required Minimum Value of $[], as shown in Appendix C.

4[I/We confirm that no Default is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

5All the representations and warranties set out in clause 18 (Representations) are correct at the date of this Certificate.

Signed by:
.............................................................
[Chief Financial Officer] of Navigator Holdings Ltd.

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Exhibit 4.12

Form of Sustainability Performance Certificate

To:    [ ] as Agent (for and on behalf of the Finance Parties) From: Navigator Gas L.L.C.
Date: []

Dear Sir or Madam

$200,000,000 Facility Agreement dated [ ] (the Agreement)

1.We refer to the Agreement. This is a Sustainability Performance Certificate. Terms defined in the Agreement have the same meaning when used in this Sustainability Performance Certificate unless given a different meaning in this Sustainability Performance Certificate.

2.We confirm that as at [insert relevant testing date] the Fleet Sustainability Score was [ ] and the Women in a Leadership Role KPI was [ ], resulting in a Margin [reduction/increase] of [ ]% per annum to [ ] % per annum from the relevant Sustainability Effective Date until the next Sustainability Effective Date.

3.Enclosed are supporting calculations for the Women in a Leadership Role KPI and including for each Fleet Vessel (a) the relevant ship fuel oil consumption data certificate as provided to the Recognised Organisation and (b) the relevant Statement of Compliance by a Recognised Organisation.

4.We confirm that no Default is continuing.

Navigator Gas L.L.C.

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Exhibit 4.12

Compounded Rate Terms

Cost of funds as a fallback    Cost of funds will apply as a fallback.

Definitions

Additional Business Days:    An RFR Banking Day.

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Business Day Conventions (definition of "Month" and Clause 9.3 (Non- Business Days)):
(a)

If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

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	(b)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that
calendar month (if there is one) or the preceding
Business Day (if there is not).
Central Bank Rate:	(a)	The short-term interest rate target set by the US
Federal Open Market Committee as published by
the Federal Reserve Bank of New York from time
to time; or
	(b)	if that target is not a single figure, the arithmetic
mean of:
(i) the upper bound of the short-term interest rate target range set by the US Federal
Open Market Committee and published by
the Federal Reserve Bank of New York; and
(ii) the lower bound of that target range.

Central Bank Rate Adjustment:    The 20% trimmed arithmetic mean of the Central Bank
Rate Spread (calculated by the Agent (or by any other

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Finance Party which agrees to do so in place of the Agent)) for the 5 most immediately preceding RFR Banking Days for which the RFR is available.

Central Bank Rate Spread:    In relation to any RFR Banking Day, the difference
(expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between (a) the RFR for that RFR Banking Day and (b) the Central Bank Rate prevailing at close of business on that RFR Banking Day

Credit Adjustment Spread:    In respect of Interest Periods of < = 1 Month: 0.11448% per annum.

In respect of Interest Periods of > 1 Month and < = 3 Months: 0.26161 per annum.

Daily Rate:    The "Daily Rate" for any RFR Banking Day is:

(a)the RFR for that RFR Banking Day; or

(b)if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i)the Central Bank Rate for that RFR Banking Day; and

(ii)the    applicable    Central    Bank    Rate Adjustment, or

(c)if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:
(i)the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and
(ii)the applicable Central Bank Rate Adjustment,

rounded, in either case, to five decimal places and if, in either case, that rate is less than zero, the Daily Rate shall be deemed to be zero.

Lookback Period:    Five RFR Banking Days.

Market Disruption Rate:    The percentage rate per annum which is the aggregate
of:

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(a)the Cumulative Compounded RFR Rate for the Interest Period of the Loan; and

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Exhibit 4.12
(b)the applicable Credit Adjustment Spread.

Relevant Market:    The market for overnight cash borrowing collateralised by US Government securities.

Reporting Day:    The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.

RFR:    The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:    Any day other than:

(a)a Saturday or Sunday; and

(b)a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

Reporting Times

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Deadline for Lenders to report market disruption in accordance with Clause
10.7 (Market disruption)

Close of business in London on the Reporting Day for the Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 10.6 (Cost of funds)

Close of business on the date falling 2 Business Days after the Reporting Day for the Loan (or, if earlier, on the date falling 5 Business Days before the date on which interest is due to be paid in respect of the Interest Period for the Loan).

Published Rate Contingency Period:    10 Business Days

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Exhibit 4.12

Daily Non-Cumulative Compounded RFR Rate

The Daily Non-Cumulative Compounded RFR Rate for any US Government Securities Business Day "i" during an Interest Period for the Loan (or any part thereof) is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

UCCDRi means the Unannualised Cumulative Compounded Daily Rate for that US Government Securities Business Day i;

UCCDRi-1 means, in relation to that US Government Securities Business Day "i", the Unannualised Cumulative Compounded Daily Rate for the immediately preceding US Government Securities Business Day (if any) during that Interest Period;

dcc means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

ni means the number of calendar days from, and including, that US Government Securities Business Day "i" up to, but excluding, the following US Government Securities Business Day; and

the Unannualised Cumulative Compounded Daily Rate for any US Government Securities Business Day (the Cumulated US Government Securities Business Day) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

ACCDR means the Annualised Cumulative Compounded Daily Rate for that Cumulated US Government Securities Business Day;

tni means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the US Government Securities Business Day which immediately follows the last day of the Cumulation Period;

Cumulation Period means the period from, and including, the first US Government Securities Business Day of that Interest Period to, and including, that Cumulated US Government Securities Business Day;

dcc has the meaning given to that term above; and

the Annualised Cumulative Compounded Daily Rate for that Cumulated US Government Securities Business Day is the percentage rate per annum (rounded to 5 decimal places) calculated as set out below:

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Cumulative Compounded RFR Rate

The "Cumulative Compounded RFR Rate" for any Interest Period is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of "Annualised Cumulative Compounded Daily Rate" in Schedule 12 (Daily Non-Cumulative Compounded RFR Rate)) calculated as set out below where:

"d0" means the number of RFR Banking Days during the Interest Period;

"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;

"DailyRatei-LP" means for any RFR Banking Day "i" during the Interest Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day "i";

"ni" means, for any RFR Banking Day "i", the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

"d" means the number of calendar days during that Interest Period.

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Exhibit 4.12

Repayment Schedule

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